EXHIBIT 10.39

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is entered into as of July 17, 2014 (the “Effective Date”), by and between:

Cyclone Power Technologies, Inc., a Florida Corporation, having its offices located at 601 NE 26th Court, Pompano Beach, Florida 33064 (“Cyclone”); and

WHE Generation Corp. (f/k/a Cyclone-WHE LLC), a Delaware corporation having its offices located at 3590 Dolson Ct., Carroll, Ohio 43112 (“WHE GEN”) and a majority-owned subsidiary of Cyclone.

WHEREAS, Cyclone established WHE GEN as a subsidiary in 2010 to pursue business opportunities in the waste heat recovery (“WHR”) industry, and at such time, provided WHE GEN with an exclusive worldwide License Agreement to pursue such WHR opportunities;

WHEREAS, Cyclone has developed (and continues to develop) and patent several models of a heat-regenerative external combustion engine, which it has full rights and authority to license to third parties, including WHE GEN; and

WHEREAS, since 2010 WHE GEN has grown its team and further developed its business to also include stationary waste to power (“W2P”) applications (the WHR and W2P specifically being referred to in this Agreement as the “WHE GEN Business”); and

WHEREAS, WHE GEN desires to secure formal rights from Cyclone to utilize all intellectual property created by Cyclone (the “Technology”), including but not limited to the WHE Mark and S series engines (the “Cyclone Engines”) for use in its WHE GEN Business, which rights are set forth in an Amended and Restated License Agreement (the “Amended License”), to be executed concurrently with this Agreement; and

WHEREAS, the Board of Directors of Cyclone (the “Board”) seeks to raise capital to continue to fund research and development of the Technology and to advance its own business model of licensing the Technology to WHE GEN and to others companies in different fields including but not limited to: automotive, marine surface and undersea propulsion, off-road equipment and vehicles, and distributed and mobile/auxiliary power utilizing traditional or biofuels (collectively, the “Cyclone Business”); and

WHEREAS, the Board of Cyclone has determined that a series of transactions to fund and ultimately “spin-off” as a separate company its subsidiary WHE GEN, consistent with Cyclone’s long-term strategy, will have the following positive benefits for Cyclone and its shareholders:

1)	Monetizing its investment in WHE GEN, part of which can be sold to private investors to raise non-dilutive capital for Cyclone to repay debt and support operations;

2)

Distributing a portion of WHE GEN’s stock to Cyclone’s shareholders, subject to applicable law, to allow them diversify their portfolio risks and directly share in the potential future value appreciation of WHE GEN;

3)

Paying to Cyclone approximately $250,000 (inclusive of debt repayment to Cyclone’s creditors), and transferring to WHE GEN approximately $200,000 in current payables, $400,000 in future obligations, and an additional $250,000 in balance sheet liabilities as further detailed herein;

4)

Allowing WHE GEN the ability to grow as a self-supported company capable of further developing and commercializing some of the Cyclone Engines for which Cyclone will have contractual licensing rights to receive on-going royalty revenue; and

5)

Advancing the Technology through R&D that WHE GEN will fund, which may result in new intellectual property and patents being created that Cyclone will co-own and will be able to use on a royalty-free basis for the Other Applications.

WHEREAS, concurrently or shortly after the signing of this Agreement, WHE GEN will close the first $250,000 to $350,000 round (the “Seed Round”) of two rounds of funding from a group of investors (the “Funding Group”) who have the intention of providing WHE GEN with up to an additional $2 million in capital (the “Series A Round”), and as a condition to closing on the Seed Round, the Funding Group has required that an agreement between WHE GEN and Cyclone as set forth herein is completed.

WHEREAS, the Board of Directors of Cyclone has received a valuation report and fairness opinion from a certified expert opining as to the overall fairness from a financial prospective of the several WHE GEN financings and the terms of this Agreement and the other agreements contemplated herein.

NOW THEREFORE, for good and valuable consideration provided by and to each of the parties hereto, the parties hereby agree to be bound by the following terms, conditions, representations and warranties:

ARTICLE I

FINANCING STRUCTURE AND SUBSIDIARY CAPITALIZATION

Section 1.1     Financing of WHE GEN. The parties hereto have engaged in meaningful arm’s length negotiations with the Funding Group with respect to the valuation and funding of WHE GEN. Based upon these negotiations and other market, a Fairness Opinion delivered to the Cyclone Board of Directors from a certified valuation expert, and other financial factors, Cyclone has authorized and the parties have set forth their intentions to pursue and complete the Seed Round and the Series A Round (collectively, the “WHE GEN Financings”) set forth in the Term Sheet signed between the Funding Group, Cyclone and WHE GEN as of June 27, 2014, with the terms attached to this Agreement as Exhibit 1.1(a).

(a)     The WHE GEN Financings are meant to provide immediate working capital to WHE GEN to continue its R&D and manufacturing efforts without interruption, as well as long term growth capital for WHE GEN. Additionally, certain proceeds from the WHE GEN Financings are meant to support Cyclone’s operations. The use of proceeds from the two rounds of financing are expected to be used by WHE GEN as set forth in Schedule 1.1 hereof.

(b)     The Seed Round is expected to close concurrently or shortly after the signing of this Agreement, in a minimum amount of $250,000 (the “Seed Closing”); however WHE GEN may continue to raise up to $350,000 in the Seed Round in the discretion of WHE GEN’s Board of Directors, provided it is fully closed prior to the commencement of the Series A Round. The Note Purchase Agreement and Convertible Promissory Note for the Seed Round are provided as Exhibit 1.1(b).

(c)     The Series A Round is expected to be closed on a “rolling” basis after the first $1,000,000 is closed. Funds will be held in escrow until such $1,000,000 is raised and then money will be delivered directly to WHE GEN as provided by the Funding Group and other investors. The first of such rolling closings is referred to herein as the “First Series A Closing,” and will be in the minimum amount of $1,000,000. The closing of a minimum aggregate of $1,500,000 in the Series A Round is hereinafter referred to as the “Funding Closing Date”; provided however, WHE GEN may continue to raise up to $2,000,000 in the Series A Round after the Funding Closing Date.

(d)     Prior to the Funding Closing Date, WHE GEN’s management, as hereinafter defined, will require Cyclone’s reasonable approval to incur liabilities in excess of $20,000; and any new employee’s that are hired during this period, must have a 90 day probationary period or be otherwise terminable at will.

(e)     Upon the Seed Closing, WHE GEN will utilize the funds as materially set forth in Schedule 1.1(a). As set forth in Schedule 1.1, funds from the Seed Round will be used to retire the Senior Secured Note with TCA Master Credit Fund, including all fees related thereto. These funds will be paid directly from escrow, for which Cyclone will provide instructions to the Escrow Agent. Cyclone and WHE GEN will assure that all corresponding liens on Cyclone’s and WHE GEN’s assets are terminated as well as the financing, security and guaranty agreements between TCA, Cyclone and WHE GEN..

(f)     Upon the First Series A Closing, WHE GEN will pay to Cyclone a license and consulting fee of $175,000 (the “Cyclone Fee”). Cyclone may use these funds in its discretion.

Section 1.2     Conversion Round Financing: Prior to or concurrently with the First Series A Closing, Cyclone will complete a separate offering (the “Conversion Round”) of no more than 2,210,400 shares of common stock of WHE GEN that Cyclone owns. The Conversion Round offering shall be completed at no less than $.27 per share of Common Stock of WHE GEN, with the exact terms (including possible issuance of Cyclone warrants with a forced conversion feature as a Unit) to be determined by Cyclone; provided, however that Cyclone must obtain prior written consent from WHE if Cyclone uses a Securities Purchase Agreement (“SPA”) that is not materially similar to the SPA used by WHE GEN in the Series A Round Cyclone sale shall be limited to not more than 25 investors, and such transfer shall only be made to accredited investors in full compliance with applicable securities laws. Christopher Nelson will assist Cyclone in the placement of the Conversion Round, for which he will not receive any additional compensation. Without the parties reasonable approval to the contrary, the First Series A Closing may not occur until a Conversion Round of at least $500,000 is also completed and closed. Any WHE GEN shares held by Cyclone and sold to third parties shall be subject to the terms and conditions, including transfer restrictions, found in the Stock Purchase Agreement in the form attached hereto as Exhibit 1.2.

(b)     Funds from the Conversion Round will be used by Cyclone in its discretion; provided however, it is Cyclone’s intention to use at least a material portion of the Conversion Round funds to retire or redeem certain convertible notes and other debt owed by Cyclone.

Section 1.3      Capitalization Structure

(a)     The capitalization structure of WHE GEN following the Seed Round, Series A Round and Conversion Round will be substantially as set forth in Schedule 1.3 hereof.

(b)     Cyclone agrees to the inclusion in such capitalization structure of: (1) two Stock Option Plans exercisable into an aggregate of 4 million shares of common stock to compensate the new management of WHE GEN, and (2) up to 1 million shares of common stock to compensate other service providers and consultants. WHE GEN’s Board of Directors will issue such options and shares in its prudent discretion. Cyclone agrees that the compensation of management through stock option plans is an important component of attracting and retaining quality personnel to run WHE GEN, as well as to align their interests with the shareholders of WHE GEN, including Cyclone (and its shareholders) and the Funding Group. The material terms of the employment agreements for management of WHE GEN, including but not limited to Christopher Nelson, are attached hereto on Schedule 2.2(a).

Section 1.4     Distribution

(a)     It is the intention of WHE GEN to file an S-1 Registration Statement (the “Registration Statement”) with the Securities Exchange Commission (“SEC”) to register the common stock of WHE GEN. Included in such Registration Statement will be the remaining shares of common stock of WHE GEN held by Cyclone after the Conversion Round, but no less than 2,000,000 shares without the parties’ reasonable agreement otherwise (the “Distribution Shares”). The exact timing and form of this filing will be subject to the sole and absolute discretion of WHE GEN, but it is currently expected to occur during the 4th fiscal quarter of 2014. WHE GEN is under no obligation to file the Registration Statement, and in its discretion, may choose to not file, or to pursue a different path to a going-public transaction, such as a reverse merger into another public entity.

(b)     Subject to Section 1.4(a) above, if WHE GEN does file a Registration Statement for the Distribution Shares, WHE GEN will give Cyclone notice thirty (30) days prior to filing its Registration Statement with the SEC. Upon receipt of such notice and subject to applicable law, Cyclone will commence the procedures set forth herein to effect a distribution of the Distribution Shares (the “Distribution”) to the registered shareholders of Cyclone (the “Cyclone Shareholders”) in proportion to their Cyclone holdings as of the record date agreed to by the parties hereto (the “Record Date”), and as more fully set forth herein. WHE GEN and Cyclone will share equally the costs of such Distribution.

(c)     If WHE GEN files a Registration Statement for the Distribution Shares, WHE GEN shall cooperate with Cyclone in all respects to accomplish the Distribution and shall, at Cyclone’s direction, promptly take any and all actions necessary or desirable to effect the Distribution. Cyclone may select any distribution agent(s) and investment banker(s) in connection with the Distribution, as well as any financial printer and financial, legal, accounting and other advisors for the Distribution as it determines; provided, however, that nothing in this Agreement shall prohibit WHE GEN from engaging (at its own expense) its own financial, legal, accounting and other advisors in connection with the Distribution.

Section 1.5      Actions Prior to the Distribution. In furtherance of consummating the Distribution, if WHE GEN elects to file a Registration Statement for the Distribution Shares, Cyclone and WHE GEN shall take the following actions:

(a)      Cyclone and WHE GEN shall prepare and Cyclone shall mail, prior to any Distribution Date, a prospectus related to the Registrations Statement (the “Prospectus”) to the Cyclone Shareholders. Cyclone and WHE GEN shall prepare, and WHE GEN shall, to the extent required by applicable law, file with the SEC any such documentation that Cyclone determines is necessary or desirable to effect the Distribution, and Cyclone and WHE GEN shall each use its commercially reasonable efforts to obtain all necessary approvals from the SEC with respect thereto as soon as practicable. Without limiting the foregoing, Cyclone and WHE GEN shall cooperate to respond to any oral or written comments issued by the SEC in connection with the foregoing on a timely basis.

(b) WHE GEN and Cyclone shall each use commercially reasonable efforts to take all necessary or desirable actions to the extent required under applicable state securities and blue sky laws in connection with the Distribution.

(c) WHE GEN shall prepare, file and use commercially reasonable efforts to make effective, an application for listing of the WHE GEN Common Stock to be distributed in the Distribution on the OTCQB, or such other trading market that it determines in its discretion, subject to official notice of issuance.

(d) If necessary, Cyclone shall enter into an agreement with a distribution agent (the “Distribution Agent”) in connection with the Distribution.

Section 1.6      Conditions to Distribution. If WHE GEN elects to file a Registration Statement for the Distribution Shares, and subject to the provisions of Section 1.4(d), the consummation of the Distribution will be subject to the satisfaction, or waiver by Cyclone in its sole and absolute discretion, of the following conditions:

(a)     The Securities and Exchange Commission has declared effective the WHE GEN Registration Statement, under the Securities Act of 1933, as amended (the “Securities Act”), no stop order suspending the effectiveness of the Registration Statement is in effect, and no proceedings for such purpose are pending before or threatened by the SEC;

(b)      The WHE GEN Common Stock has been accepted for listing on the OTCQB or such other trading market, subject to official notice of issuance;

(c)      Unless waived by reasonable agreement of the parties, Cyclone has received the written opinion of its counsel to the effect that the Distribution will qualify as a tax-free transaction under Section 355 of the Internal Revenue Code, and that for U.S. federal income tax purposes, (i) no gain or loss will be recognized by Cyclone upon the distribution of the WHE GEN Common Stock in the Distribution, and (ii) no gain or loss will be recognized by, and no amount will be included in the income of, the Cyclone Shareholders the receipt of shares of the WHE GEN Common Stock in the Distribution;

(d)      WHE GEN has received a written solvency opinion from a financial advisor regarding the effect of the Distribution and related transactions;

(e)      There is no order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing consummation of the Distribution, and no other event outside the control of Cyclone has occurred or failed to occur that prevents the consummation of the Distribution;

(f)      No other events or developments have occurred prior to the Distribution that, in the judgment of the board of directors of Cyclone, would result in the Distribution having a material adverse effect on Cyclone or the stockholders of Cyclone.

(g)      The Prospectus has been made available to the holders of Cyclone Common Stock as of the chosen Record Date.

Section 1.7      Certain Shareholder Matters.

(a)     If WHE GEN elects to file a Registration Statement for the Distribution Shares, on or prior to the Distribution Date, Cyclone shall deliver to the Distribution Agent, as applicable, for the benefit of the Cyclone Shareholders on the Record Date, the stock certificates, endorsed by Cyclone in blank, representing all of the outstanding Distribution Shares of WHE GEN Common Stock then owned by Cyclone, and Cyclone shall instruct the Distribution Agent to deliver to the WHE GEN Transfer Agent true, correct and complete copies of the stock and transfer records reflecting the Cyclone Shareholders entitled to receive shares of WHE GEN Common Stock in connection with the Distribution. Cyclone shall instruct the Distribution Agent to distribute electronically on the Distribution Date or as soon as reasonably practicable thereafter the appropriate number of shares of WHE GEN Common Stock to each such holder or designated transferee(s) of such holder by way of direct registration in book-entry form, or in accordance with the practices and procedures of the Depository Trust Company, as appropriate. Cyclone shall cooperate, and shall instruct the Distribution Agent to cooperate, with WHE GEN and the WHE GEN Transfer Agent, and WHE GEN shall cooperate, and shall instruct the WHE GEN Transfer Agent to cooperate, with Cyclone and the Distribution Agent, in connection with all aspects of the Distribution and all other matters relating to the issuance of the shares of WHE GEN Common Stock to be distributed to the Cyclone Shareholders in connection with the Distribution.

(b)      If WHE GEN elects to file a Registration Statement for the Distribution Shares, each Cyclone Shareholder on the Record Date (or such holder's designated transferee(s)) will be entitled to receive in the Distribution a number of whole shares of WHE GEN Common Stock at a rate determined by dividing the total issued and outstanding Cyclone Common Stock on a fully-diluted basis by the number of Distribution Shares of WHE GEN Common Stock at such time held and owned by Cyclone.

(c)      If WHE GEN elects to file a Registration Statement for the Distribution Shares, no fractional shares will be distributed or credited to book-entry accounts in connection with the Distribution.

(d)      If WHE GEN elects to file a Registration Statement for the Distribution Shares, after the Record Date and until such time that the WHE GEN Common Stock is duly transferred in accordance with applicable law, WHE GEN will regard the Persons entitled to receive such WHE GEN Common Stock as record holders of WHE GEN Common Stock in accordance with the terms of the Distribution without requiring any action on the part of such Persons. If WHE GEN elects to file a Registration Statement for the Distribution Shares, WHE GEN agrees that, subject to any transfers of such stock, (i) each such holder will be entitled to receive all dividends payable on, and exercise voting rights and all other rights and privileges with respect to, the shares of WHE GEN Common Stock then held by such holder, and (ii) each such holder will be entitled, without any action on the part of such holder, to receive evidence of ownership of the shares of WHE GEN Common Stock then held by such holder.

For avoidance of doubt and notwithstanding anything to the contrary, WHE GEN is under no obligation to file the Registration Statement for the Distribution Shares, or any registration statement, and in its discretion, may choose to not file, or to pursue a different path to a going-public transaction, such as a reverse merger into another public entity.

ARTICLE II

BOARD OF DIRECTORS AND LEADERSHIP

Section 2.1     Appointment to the WHE GEN Board. Upon execution of this Agreement, Cyclone, WHE GEN, the Funding Group and certain other key shareholders of WHE GEN shall sign a Voting Agreement in the form attached hereto as Exhibit 2.1, which shall set forth individuals to be named to the Board of Directors of WHE GEN and other relevant terms. Should the Funding Closing Date not be completed by September 1, 2014, Cyclone may terminate the Voting Agreement.

Section 2.2     CEO of WHE GEN.

(a)     Cyclone reaffirms that Christopher Nelson has been appointed to serve as the Chief Executive Officer of WHE GEN, authorized with all powers customarily held by such executive position, except as may be limited under Section 1.1(d). The material terms of Mr. Nelson’s employment agreement with WHE GEN are attached hereto as Exhibit 2.2(a).

(b)     Cyclone agrees that Mr. Nelson’s authority set forth above shall not be altered, diminished or terminated by Cyclone from the period of signing this Agreement until the Funding Closing Date. Cyclone, as majority shareholder of WHE GEN during this period, shall take no actions or fail to take any actions in contradiction to the terms and intentions of this Agreement. If the Funding Closing Date does not occur by September 30, 2014, the Board of Directors of WHE GEN as appointed by a majority vote of the WHE GEN shareholders at such time, may thereafter remove Mr. Nelson, diminish his powers, or take such other actions the Board after such date deems reasonable and appropriate for the future operations of WHE GEN.

(c)     Upon the signing of this Agreement, Mr. Nelson shall resign from his position as President of Cyclone. All deferred salary due to Mr. Nelson at the time of resignation may be converted to common stock of Cyclone at the current market price or otherwise assigned to any third party reasonably agreeable to Mr. Nelson and Cyclone; and all Cyclone stock options held by Mr. Nelson shall immediately vest (if not already vested).

(d)     Mr. Nelson shall continue until December 31, 2014, to assist Cyclone in the filing of Cyclone’s 10-Qs, 8-Ks and other similar documents with the SEC, prepare and draft legal opinions for Rule 144 purposes, and participate in other investor relations activities, including editing press releases. Mr. Nelson will assist in other reasonable manners in transitioning information and knowledge of the business development, financing and legal aspects of Cyclone to his successor(s) within Cyclone, including coming to Cyclone’s office no more than one day per month at the reasonable request of Cyclone. Mr. Nelson will not charge a fee for these services. Regardless of these services, Mr. Nelson shall not be an officer, director or other insider or Affiliate of Cyclone as such term may be defined in the Securities Act of the SEC.

(e)     Cyclone hereby releases Mr. Nelson of all non-compete, non-solicitation, work product or other similar clauses in his Employment Agreement. Cyclone understands that such release is critical to allow Mr. Nelson to operate WHE GEN, and thereby maximize the value of WHE GEN shares held by Cyclone and its shareholders, as well as maximize the royalty revenue potential for Cyclone through the License Agreements. Such release shall survive the termination of this Agreement; however it shall not provide Mr. Nelson or WHE GEN the right to violate or circumvent the intention of the License Agreements, and Mr. Nelson shall sign a standard Non-Disclosure Agreement with Cyclone covering the safe-keeping and non-disclosure to third-parties of Cyclone’s proprietary information and trade secrets.

Section 2.3     Other Employees and Directors.

(a)     Douglas Hutchinson has previously resigned from his position as Vice President of Cyclone, and is expected to be hired as COO of WHE GEN upon the closing of the Seed Round. Cyclone acknowledges this action and hereby releases Mr. Hutchinson of all non-compete, non-solicitation, work product or other similar clauses in his Employment Agreement. Cyclone understands that such release is critical to allow Mr. Hutchinson to perform his duties for WHE GEN, and thereby maximize the value of WHE GEN shares held by Cyclone and its shareholders, as well as maximize the royalty revenue potential for Cyclone through the License Agreements. Such release shall survive the termination of this Agreement; however it shall not provide Mr. Hutchinson or WHE GEN the right to violate or circumvent the intention of the License Agreements, and Mr. Hutchinson shall sign a standard Non-Disclosure Agreement with Cyclone covering the safe-keeping and non-disclosure to third-parties of Cyclone’s proprietary information and trade secrets. Cyclone will seek to timely pay back salary owed to Mr. Hutchinson, as represented by a promissory note to be signed between the two parties, which shall not be a liability of WHE GEN. The material terms of Mr. Hutchison’s employment agreement with WHE GEN are attached hereto as Exhibit 2.2(a). If the Funding Closing Date does not occur by September 30, 2014, the Board of Directors of WHE GEN as appointed by a majority vote of the WHE GEN shareholders at such time, may thereafter remove Mr. Hutchinson, diminish his powers, or take such other actions the Board after such date deems reasonable and appropriate for the future operations of WHE GEN.

(b)     Upon the signing of this Agreement, Mr. Mayersohn shall resign from the Board of Cyclone and all stock options held by him in Cyclone shall immediately vest (if not already vested).

(c)     Messrs. Nelson, Hutchinson and Mayersohn, as well as any other former employees of the Cyclone that hereinafter work for WHE GEN with Cyclone’s reasonable approval, shall be defined as the “WHE GEN Group”.

(d) All employees hired by WHE GEN must sign appropriate Non-Disclosure Agreements. Any employees hired prior to the Funding Closing Date must have a 90-day probationary period.

ARTICLE III

ASSET AND BALANCE SHEET ITEMS

Section 3.1 Transfers of Certain Other Assets and Liabilities.

(a)     Unless otherwise provided in this Agreement Cyclone shall assign, contribute, convey, transfer and deliver to WHE GEN as of the Effective Date all of the right, title and interest of Cyclone in and to all assets and business opportunities that relate solely to the WHE GEN Business, and WHE GEN shall assume and take transfer of all Liabilities to the extent associated with such assets. An exclusive list of the Assets, including all Material Contracts, and an exclusive list of all Liabilities, transferred to and assumed by WHE GEN are set forth in Schedule 3.1(a)

(b)     To the extent any assignment, contribution, conveyance, transfer, delivery or assumption of any asset or Liability is not effected in accordance with this Section 3.1 prior to the Funding Closing Date for any reason (including as a result of the failure of the parties to identify it as being required to be transferred pursuant to this Section 3.1), it shall be effected as promptly thereafter as practicable.

(c)      Upon the signing of this Agreement and the closing of the Seed Round, WHE GEN will assume the specific payables listed in Schedule 3.1(c), which Schedule 3.1(c) shall also list which payable shall be paid upon the closing of the Seed Round.

(d)     WHE GEN will assume Phoenix Power Group’ Technology License Agreement and the corresponding Deferred Revenue of approximately $250,000.

(e)     WHE GEN will receive the $10,000 escrow deposit from Clean Carbon in Australia.

(f)     WHE GEN will return to Cyclone a total of 3,000,000 shares of Cyclone Common Stock that WHE GEN holds in treasury.

(g)     Cyclone has prepared a balance sheet for WHE GEN as of March 31, 2014 (the “Initial Balance Sheet”), which is attached hereto as Schedule 3.1(g).

Section 3.2 Agreement Relating To Consents Necessary to Transfer Assets and Liabilities. The Parties will use their reasonable efforts to obtain the consent of any Third Party required in connection with the transfer or assignment pursuant to Section 3 of any such asset or any such claim or right or benefit arising thereunder and the assumption of any Liability associated therewith. Schedule 3.2 sets forth any such required consents.

Section 3.3 Intercompany Accounts. The parties shall settle prior upon the signing of this Agreement , all intercompany receivables, payables and other balances, in each case, that have arisen prior to the Effective Date between the Parties (“Intercompany Accounts”), by one or more cash payments in satisfaction of such amounts. Such Intercompany Accounts are set forth as part of Schedule 3.1(c). From and after the Effective Date, the parties shall settle as promptly as practicable and in the manner set forth in the first sentence of this Section 3 any Intercompany Accounts that are not settled as of the Effective Date; provided that any claim by any member of either Group with respect to an Intercompany Account must be made in writing and be reasonably specific as to the applicable Intercompany Account and the amount thereof to the applicable member of the other Group within 90 days of the Funding Closing Date, and any Intercompany Account that is not settled, or that a claim in respect thereof is not made in compliance with Section 3, within such 90 day period shall be deemed waived and released in accordance with Section 6 without any further action by either party.

Section 3.4 Bank Accounts; Cash Balances.

(a)      The Parties agree to take all actions necessary to amend all contracts or agreements governing each bank and brokerage account owned by Cyclone, if currently linked (whether by automatic withdrawal, automatic deposit or any other authorization to transfer funds from or to, hereinafter “linked”) to any bank or brokerage account owned by WHE GEN, are de-linked from the Cyclone Accounts.

(b)     Upon the Effective Date, WHE GEN will establish its own bank account at a banking institution reasonably chosen by the management of WHE GEN (the “WHE GEN Account”), into which all proceeds from the Seed Round and the Series A Round, less any agreed closing costs and payments due to Cyclone, will be deposited. Cyclone will not have signing authority or access to that account. In the event that the Funding Closing Date is not completed by September 30, 2014, and this Agreement is terminated by Cyclone, the WHE GEN Account or any proceeds in that account, may be transferred to Cyclone in the discretion of the WHE GEN Board of Directors at such time.

Section 3.5 Novation of Liabilities. Each of Cyclone and WHE GEN, at the request of the other, shall endeavor, if reasonably practicable, to obtain, or to cause to be obtained, if reasonably practicable, any consent, substitution, approval or amendment required to novate or assign all obligations under agreements, leases, licenses and other Liabilities of any nature whatsoever that constitute the other Party’s Liabilities, as expressly assigned hereunder, or to obtain in writing the unconditional release of all parties to such arrangements.

Section 3.6 Further Assurances and Consents. In addition to the actions specifically provided for elsewhere in this Agreement, each of the parties hereto shall use its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under Applicable Laws and agreements or otherwise to consummate and make effective the transactions contemplated by this Agreement, including but not limited to using its reasonable efforts to obtain any consents and approvals and to make any filings and applications necessary or desirable in order to consummate the transactions contemplated by this Agreement.

ARTICLE IV

LICENSE AGREEMENT AND TRADEMARKS

Section 4.1     License Agreements. Concurrent with the signing of this Agreement, Cyclone will enter into a worldwide exclusive amended and restated license agreement with WHE GEN for the Technology and Cyclone Engines in connection with WHR and W2P applications (the “Amended License”), in the form attached hereto as Exhibit 4.1(a). WHE GEN may file a UCC lien on Cyclone’s patents to secure its rights under the License Agreement, including its right of first refusal to acquire the patents in the instance Cyclone is bankrupt.

Section 4.2     Bankruptcy Provisions.

(a)     As part of the License Agreements, the parties have agreed that in the instance that Cyclone declares bankruptcy, is declared bankrupt, is placed into receivership, or otherwise liquidates (not in connection with a merger or acquisition), all co-owned Patents and patent Improvements (as defined in the License Agreements) shall automatically and immediately vest to WHE GEN, and shall thereafter be owned outright by WHE GEN. Cyclone understands that this provision is a material inducement for the Funding Group to provide Seed Round and A Round financing to WHE GEN.

(b)     In the instance that WHE GEN declares bankruptcy, is declared bankrupt, is placed into receivership, or otherwise liquidates (not in connection with a merger or acquisition), all co-owned Patents and patent Improvements shall automatically and immediately vest to Cyclone, and shall thereafter be owned outright by Cyclone. WHE GEN understands that this provision is a material inducement for Cyclone to provide the License.

(c)     If Cyclone undergoes (i) any bankruptcy or insolvency proceedings under any federal or state bankruptcy or insolvency code or similar law, whether voluntary or involuntary, is properly commenced by or against Cyclone; or (ii) becomes insolvent, is unable to pay debts as they come due or ceases to so pay, or makes an assignment for the benefit of creditors; or (iii) a trustee or receiver is appointed for any or all of Cyclone’s assets, then: (a) the License Agreements will continue in full force and effect understanding that WHE GEN has paid good and valuable consideration for the rights thereunder as provided in the License Agreement and herein; and (b) should under any bankruptcy or receivership proceeding the Cyclone Technology and/or Patents be transferred or sold to a third party, then prior to such event occurring, WHE GEN shall have a 30-day right of first refusal to purchase outright such Cyclone Technology and Patents.

Section 4.3     Trademarks. Cyclone hereby transfers to WHE GEN the issued trademarks for “WHE”, “WHE Generation” and “Generation WHE”. Cyclone will file any required documentation with the US PTO to effect this transfer within 10 business days. WHE GEN will assume the legal and filing costs for this transfer.

ARTICLE V

ACCESS TO INFORMATION

Section 5.1      Restrictions on Disclosure of Information.

(a)      Generally. Subject to Section 5.2, without limiting any rights or obligations under any other existing or future agreement among the Parties and/or any other members of their respective group relating to confidentiality, for five (5) years after the Effective Date each Party shall, and shall cause its respective group members and their representatives to, hold in strict confidence, with a reasonable degree of care, all Confidential Information concerning the other group that is either in its possession or control as of the Effective Date.

(b)     Group Members / Affiliates. As hereinafter used, “WHE GEN Group” shall have the meaning provide in Section 2.3; and “Cyclone Group” shall mean all officers and directors of Cyclone, or such other individuals who are employees of Cyclone who had knowledge of Confidential Information of WHE GEN. “Affiliate” of any specified Person means any other Person directly or indirectly “controlling,” “controlled by,” or “under common control with” (within the meaning of the Securities Act), such specified Person. “Representatives” means, with respect to any Person, any of such Person's directors, officers, employees, agents, consultants, advisors, accountants or attorneys.

(c)     Confidential Information” means all technology, business or operational information concerning a Party and/or its subsidiaries (including (i) patents and trade secrets relating to the technology of the other Party, (ii) earnings reports and forecasts, (iii) business and strategic plans, (iv) customers, partners, vendors and other similar parties, (v) litigation presentations and risk assessments, (vi) budgets, (vii) financing and credit-related information, (viii) specifications, ideas and concepts for products and services, (ix) quality assurance policies, procedures and specifications, (x) customer information, (xi) Software, (xii) training materials and information, and (xiii) all other know-how, methodology, procedures, techniques and trade secrets related to design, development and operational processes) which, prior to or following the Effective Time, has been disclosed by a Party or its subsidiaries to the other Party or its subsidiaries, in written, oral (including by recording), electronic, or visual form to, or otherwise has come into the possession of, the other (except to the extent that such information can be shown to have been (i) in the public domain through no action of such Party or its subsidiaries, (ii) lawfully acquired from other sources by such Party or its subsidiaries to which it was furnished or (iii) independently developed by such Party or its subsidiaries; provided, however, in the case of clause (ii) that, to the furnished Party’s knowledge, such sources did not provide such information in breach of any confidentiality obligations).

(d)      Disclosure of Third Person Information. Cyclone and WHE GEN acknowledge that they and other members of the Cyclone Group or the WHE GEN Group, as the case may be, may have in their possession Confidential Information of third Persons that was received under confidentiality or non-disclosure agreement with such third Person while they were Affiliates. Cyclone and WHE GEN shall, and shall cause each of their respective Group members and their Representatives to, hold in strict confidence the Confidential Information of third Persons to which any member of the Cyclone Group or WHE GEN Group has access, in accordance with the terms of any such agreements.

Section 5.2      Legally Required Disclosure of Information. If any Party or any of its respective Group members or Representatives becomes legally required to disclose any Confidential Information (the “Disclosing Party”), such Party shall promptly notify the Person that owns the Confidential Information (the “Owning Party”), and cooperate with the Owning Party so that the Owning Party may seek a protective order or other appropriate remedy and/or waive compliance with Section 5.1. All expenses reasonably incurred by the Disclosing Party in seeking a protective order or other remedy upon the written request of the Owning Party shall be paid by the Owning Party. If such protective order or other remedy is not obtained, or if the Owning Party waives compliance with Section 5.1, the Disclosing Party shall (x) disclose only that portion of the Confidential Information which its legal counsel advises it is required to disclose, and (y) use commercially reasonable efforts to obtain assurance requested by the Owning Party that confidential treatment will be accorded such Confidential Information.

Section 5.3 Access to Information. For a period of 36 months from the Effective Date of this Agreement, each Party shall cooperate with, and shall cause its respective Group members and Representatives to cooperate with the other Parties reasonable access upon reasonable advance written request to all information (other than Information which is (w) protected from disclosure by attorney-client privilege or work product doctrine that is exclusive to that Party, (x) proprietary in nature to such Party, (y) the subject of a confidentiality agreement between such Party and a third Person which prohibits disclosure to the other Party, or (z) prohibited from disclosure under Applicable Law (collectively, the “Restricted Information”)) owned by such Party or one of its Group members or within such Party's or any of its respective Group member's or Representative's possession which is created prior to the Distribution Date (the “Possessor”) and which relates to the requesting Party's (the “Requestor”) business, assets or liabilities, and such access is reasonably required by the Requestor. Subject to such confidentiality and/or security obligations as the Possessor may reasonably deem necessary, the Requestor may have all requested information (other than Restricted Information) duplicated at Requestor's expense.

Section 5.4 Record Retention. WHE GEN and Cyclone on behalf of themselves and their respective Group members, agree to preserve and retain all information in its respective possession or control that any other Party has the right to access pursuant to Section 5.3 for a period of three (3) years from the Effective Date, and as may be required by (w) any government agency, (x) any Litigation Matter, including in accordance with legal holds, (y) Applicable Law, or (z) any Ancillary Agreement (as applicable, the “Retention Period”).

Section 5.5 Production of Witnesses. For no fewer than three (3) years after the Effective Date, each Party shall, and shall cause each of its respective Group members to, use commercially reasonable efforts to make available to each other, upon written request, its past and present Representatives as witnesses to the extent that any such Representatives may reasonably be required (giving consideration to the business demands upon such Representatives) in connection with any legal, administrative or other proceedings in which the requesting Party may from time to time be involved. In the event of any proceeding between the Parties, this Section 5.5 is not intended to supersede or replace the applicable rules of procedure that would otherwise be applicable to such proceedings.

Section 5.6 Reimbursement. Unless otherwise provided in this Article 5, each Party providing access to information or witnesses to the other Parties pursuant to Sections 5.3, 5.4 or 5.5 will be entitled to receive from the receiving Party, upon the presentation of invoices therefor, payment for all reasonable, out-of-pocket costs and expenses (excluding allocated compensation, salary and overhead expenses) as may be reasonably incurred in providing such information or witnesses.

Section 5.7 Financial Statements and Accounting. Each of Cyclone and WHE GEN agrees to provide the assistance or access set forth in subsections (a), (b) and (c) of this Section 5.7 as follows: (i) in connection with the preparation and audit and dissemination of each of the Party's Annual Financial Statements and quarterly financial statements, the audit of each Party's internal control over financial reporting and management's assessment thereof and management's assessment of each Party's disclosure controls and procedures, if required; (ii) with the consent of the applicable Party (not to be unreasonably withheld or delayed) for reasonable business purposes; (iii) in the event that any Party changes its auditors within two years of the Distribution Date, then such Party may request reasonable access on the terms set forth in this Section 5.7 for a period of up to 180 days from such change; and (iv) from time to time following the Distribution Date, to the extent reasonably necessary to respond (and for the limited purpose of responding) to any written request or official comment from a Governmental Authority, such as in connection with responding to a comment letter from the SEC.

(a) Annual and Quarterly Financial Statements. Each such Party shall provide or provide access to the other Party on a timely basis all information reasonably required to meet its schedule for the preparation, printing, filing and public dissemination of its Annual and Quarterly Financial Statements and for management's assessment of the effectiveness of its disclosure controls and procedures and its internal control over financial reporting. Without limiting the generality of the foregoing, each such Party shall provide all required financial and other information with respect to itself and members of its Group to the auditors of the other Party in a sufficient and reasonable time and in sufficient detail to permit the other Party’s auditors to take all steps and perform all reviews necessary in connection with such other Party's Annual and Quarterly Financial Statements.

(b) Access to Personnel and Records. Each Party shall authorize its respective auditors to make reasonably available to the other Party's auditors (such other Party's auditors, collectively, the “Other Party's Auditors”), to the extent reasonably available, the personnel who performed or are performing the annual audits of the other Party (each such Party with respect to its own audit, the “Audited Party”) and work papers related to the annual audits of such Audited Party, in all cases within a reasonable time prior to such Audited Party's auditors' opinion date, so that the Other Party's Auditors are able to perform the procedures they reasonably consider necessary to take responsibility for the work of the Audited Party's auditors as it relates to the report of the Other Party's Auditors on the other Party's Annual Financial Statements, all within sufficient time to enable the other Party to meet its timetable for the printing, filing and public dissemination of its Annual Financial Statements.

(c) Annual Reports. Each Party shall deliver to the other, when available, a substantially final draft, of the first report to be filed with the SEC (or otherwise) that includes its respective Annual and Quarterly Financial Statements (in the form expected to be covered by the audit report of such Party's independent auditors) (such reports, collectively, the “Financial Reports”); provided, however, that each such Party may continue to revise its respective Financial Report prior to the filing thereof, which changes will be delivered to the other Party as soon as reasonably practicable; provided further, that each Party's personnel will consult with the other Party's personnel regarding any material changes which they may consider making to its respective Financial Report and related disclosures prior to the anticipated filing with the SEC, with particular focus on any changes which could reasonably be expected to have an effect upon the other Party's Annual or Quarterly Financial Statements or related disclosures.

Nothing in this Section 5.7 will require any Party to violate any agreement with any third Person regarding confidential information relating to that third Person or its business; provided, however, that in the event that a Party is required under this Section 5.7 to disclose any such confidential information, such Party shall use commercially reasonable efforts to seek to obtain such third Person's written consent to the disclosure of such information.

Section 5.8 Conflicts Waiver. The Parties acknowledge and recognize that each of Cyclone and WHE GEN has used certain outside counsel for advice and counseling and that each Party may continue to use such counsel after the Effective Date. Each Party expressly waives any claim of conflict as a result of either Party's prior use of such outside counsel and agrees that it will not assert after the Effective Date that any such counsel has a conflict that would preclude it from providing advice and counseling to any other Party; provided, however, that in the event of a threatened or actual conflict between Cyclone and WHE GEN after the Funding Closing Date, such waiver will not apply and the laws governing such conflicts of interest will apply.

Section 5.9 Privilege.

(a)      The Parties recognize that the members of their respective Groups possess information previously developed and legally protected from disclosure under legal privileges, such as the attorney-client privilege or work product exemption and other concepts of legal privilege (“Privilege”). The Parties recognize that, except as specified in this Section 5.9, each Party shall be entitled to the Privilege with respect to its privileged information and that each shall be entitled to maintain and use for its own benefit all such information, and both Parties shall ensure that such information is maintained so as to protect the Privilege to the fullest extent. With respect to matters relating to the Cyclone Business, Cyclone shall have sole authority in perpetuity to determine whether to assert or waive any or all of the Privilege, and WHE GEN shall not take any action (nor permit any of its Subsidiaries to take action) that could reveal Privileged Information of Cyclone without the prior written consent of Cyclone. With respect to matters solely relating to the WHE GEN Business, WHE GEN shall have sole authority in perpetuity to determine whether to assert or waive any or all of the Privilege, and Cyclone shall take no action (or permit any of its Subsidiaries to take action) that could reveal Privileged Information of WHE GEN without the prior written consent of WHE GEN. The rights and obligations created by this Section 5.9 will apply to all Confidential Information as to which the Parties or their respective Subsidiaries would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the Distribution (“Privileged Information”), except that upon request of a government enforcement agency investigating Cyclone, WHE GEN, or any of their Subsidiaries, then Cyclone shall have the sole right to waive privilege regarding pre-Distribution Privileged Information, and the consent of WHE GEN or its Subsidiaries shall not be required, but Cyclone shall give advance written notice to WHE GEN or its Subsidiaries.

(b) Upon receipt by a Party of any subpoena, discovery or other request from any third Person that calls for the production or disclosure of Privileged Information of the other Party, the receiving Party shall promptly notify the other Party of the existence of the request to the extent permitted by law and shall provide the other Party a reasonable opportunity to review the Privileged Information and to assert any rights it may have under Section 5.2 or this Section 5.9 or otherwise to prevent the production or disclosure of Privileged Information.

Section 5.10 Public Announcements.

(a) Neither Party shall issue any release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior written approval of the other Party, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that either Party shall be permitted to make any release or public announcement that in the opinion of its counsel it is required to make by law or the rules of any national securities exchange of which its securities are listed; provided further that it has made efforts that are reasonable in the circumstances to obtain the prior approval of the other Party.

(b) The Parties will consult in good faith on any filings with any Governmental Authority or national securities exchange to the extent describing the Agreement or the transactions contemplated by it, including Cyclone’s Current Report on Form 8-K reporting the occurrence of the Agreement and the Parties’ respective Quarterly Reports on Form 10-Q filed with respect to the fiscal quarter during which the Agreement is executed or the Funding Closing Date occurs, or if such quarter is the fourth fiscal quarter, the Parties' respective annual reports on Form 10-K filed with respect to the fiscal year.

(c) Nothing in this Section 5.10 or elsewhere in this Agreement will require any Party to prepare any report or file with the SEC any report, including Annual Financial Statements, that it would not otherwise be required to prepare or file.

ARTICLE VI

ADDITIONAL COVENANTS AND OTHER MATTERS

Section 6.1 Further Assurances. The Parties agree to execute, or cause to be executed by their appropriate Group members or Representatives, and deliver, as appropriate, such other agreements, instruments and documents as may be necessary or desirable in order to effect the transactions contemplated by this Agreement, including but not limited to the resignation by the officers and directors of Cyclone or any of its Affiliates from their positions as officers or directors of any of member of the Cyclone Group in which they serve.

Section 6.2 Performance. Cyclone shall cause to be performed all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Cyclone Group. WHE GEN shall cause to be performed all actions, agreements and obligations set forth in this Agreement to be performed by any member of the WHE GEN Group.

Section 6.3 Litigation Matters.

(a)      WHE GEN and Cyclone agree that each of them will control any suit, arbitration, inquiry, proceeding or investigation by or before any court, governmental or other regulatory or administrative agency or commission or any arbitration tribunal asserted by a Person (a “Litigation Matter”) to which either of them is a party prior to the Effective Date and that the outside legal counsel currently retained in connection with such Litigation Matters may continue such representation.

(b)      As to Litigation Matters that are securities class actions or stockholder derivative claims or related actions filed or commenced before, on or after the Funding Closing Date and that involve only alleged pre-Funding Closing Date wrongful acts, Cyclone shall treat them as Indemnified Matters. Notwithstanding the foregoing, as to Litigation Matters that are securities class actions or stockholder derivative claims or related actions filed on or after the Funding Closing Date that (i) involve both alleged pre- and post- Funding Closing Date wrongful acts, Cyclone shall treat pre-Funding Closing Date as Indemnified Matters, and Cyclone and WHE GEN shall be responsible for their own liability as to that portion of any settlements, judgments, costs and expenses resulting from post-Funding Closing Date wrongful acts; and (ii) do not involve pre-Funding Closing Date wrongful acts, Cyclone will not indemnify WHE GEN and WHE GEN will not indemnify Cyclone.

(c)      In the event that any Litigation Matter is filed after the Effective Date against Cyclone or any member of the Cyclone Group to which WHE GEN or any member of the WHE GEN Group has any potential liability, Cyclone shall notify WHE GEN of such Litigation Matter and shall take commercially reasonable steps to protect the rights and interests of WHE GEN and members of the WHE GEN Group in connection with the Litigation Matter. In the event that any Litigation Matter is filed after the Funding Closing Date against WHE GEN or any member of the WHE GEN Group, to which Cyclone or any member of the Cyclone Group has any potential liability, WHE GEN shall notify Cyclone of such Litigation Matter and shall take commercially reasonable steps to protect the rights and interests of Cyclone and members of the Cyclone Group in connection with the Litigation Matter. In the event the interests of Cyclone and WHE GEN are in conflict with respect to any Litigation Matter, each may in its sole discretion take such actions as it deems necessary to protect its interests to the extent permitted by and not otherwise in conflict with this Agreement. If a Litigation Matter is commenced after the Funding Closing Date naming Cyclone and WHE GEN as defendants and one Party is a nominal defendant, the other Party shall use commercially reasonable efforts to have the nominal defendant removed from the Litigation Matter.

Section 6.5 Insurance and Indemnification Matters.

(a) Directors' and Officers' Insurance. Cyclone shall use its reasonable best efforts to provide insurance with respect to pre-Funding Closing Date wrongful acts to WHE GEN, and their respective directors and officers prior to the Funding Closing Date, with material terms and conditions no less favorable to WHE GEN and such directors and officers than is available to Cyclone and its respective directors and officers, for a period up until the Funding Closing Date. WHE GEN shall pay or reimburse Cyclone for all costs and expenses associated with this coverage in accordance with Cyclone's current practice. If Cyclone cannot reasonably include WHE GEN’s officers and directors on its policy without material changes to coverage, WHE GEN may get its own D&O policy.

WHE GEN covenants and agrees that it shall take appropriate steps to secure directors' and officers' insurance coverage for itself, its Subsidiaries and each of their respective directors and officers as soon as practical following the Funding Closing Date. Nothing in this subparagraph will affect any coverage that is available for alleged wrongful acts that take place prior to the Funding Closing Date.

(b) Other Insurance. Except as set forth in Section 6.5(a), Cyclone shall , subject to insurance market conditions and other factors beyond Cyclone's reasonable control, maintain, for the protection of WHE GEN, with respect to occurrences prior to the Funding Closing Date, Policies that are currently maintained for Cyclone and its Covered Subsidiaries, or any replacement Policies, for occurrences the same period. WHE GEN shall promptly pay or reimburse Cyclone for all costs and expenses of any kind or nature, including retrospective premium charges associated with such insurance that are allocated by Cyclone to WHE GEN in accordance with Cyclone's current practice for the date after the Effective Date up to the Funding Closing Date.

(c) Notification of Changes. Cyclone agrees to provide WHE GEN not fewer than 10 days' advance written notice in the event it elects (or any of its insurers notifies Cyclone in writing of such insurer's election) to cancel or effect any non-administrative modification of the terms and conditions of any Cyclone Policies that provides coverage to WHE GEN, or any of their directors and officers, which notice will include the anticipated date of cancellation or a description of such modification, as applicable.

(d) Post Funding Closing Date. WHE GEN acknowledges and agrees that from and after the Funding Closing Date (i) no member of the Cyclone Group shall purchase or maintain, or cause to be purchased or maintained, any Policies for post-Funding Closing Date liabilities or obligations of WHE GEN, any member of the WHE GEN Group or any of their respective directors and officers, and (ii) the WHE GEN Group shall purchase insurance coverage sufficient to protect its interests.

(e) Director and Officer Indemnification. For a period of six (6)years from the Funding Closing Date, the provisions of the amended and restated certificate of incorporation and amended and restated bylaws of Cyclone, to the extent providing for indemnification of persons who were officers, directors, employees, fiduciaries or agents immediately prior to the Funding Closing Date, shall not be amended in any manner that would adversely affect the rights of persons who prior to the Funding Closing Date were directors, officers, employees, fiduciaries or agents of any member of the WHE GEN Group for acts or omissions occurring prior to the Funding Closing Date, unless such modification shall be required by, and then only to the minimum extent required by, Applicable Law.

Section 6.6 Conduct of WHE GEN Business between Effective Date and Funding Closing Date. From the Effective Date through the Funding Closing Date, Cyclone shall cause the WHE GEN Business to be conducted in accordance with all of WHE GEN's applicable policies and procedures, consistent with past practice. Cyclone shall not take any action or faith to take any action, to cause WHE GEN not to be able to operate its business in the normal course and as contemplated in the Agreement.

Section 6.7 Mail Handling; Receivables and Payables.

(a)      To the extent that any member of the Cyclone Group receives any mail or packages relating to the WHE GEN Business, Cyclone shall, and shall cause the applicable member of the Cyclone Group to, promptly deliver such mail or packages to WHE GEN. After the Effective Date, to the extent that any member of the Cyclone Group receives cash or checks or drafts made payable to such member that properly belongs to the WHE GEN Business, Cyclone shall, and shall cause the applicable member of the Cyclone Group to, promptly forward such cash to, or deposit such checks or drafts and upon receipt of funds from such checks or drafts, forward such cash to WHE GEN within five Business Days, or, if so requested by WHE GEN, endorse such checks or drafts to WHE GEN for collection.

(b)      To the extent that any member of the WHE GEN Group receives any mail or packages relating to the Cyclone Business, WHE GEN shall, and shall cause the applicable member of the WHE GEN Group to, promptly deliver such mail or packages to Cyclone. After the Effective Date, to the extent that any member of the WHE GEN Group receives cash or checks or drafts made payable to such member that properly belongs to any member of the Cyclone Group, WHE GEN shall, and shall cause the applicable member of the WHE GEN Group to, promptly forward such cash to, or deposit such checks or drafts and upon receipt of funds from such checks or drafts, forward such cash to Cyclone within five Business Days, or, if so requested by Cyclone, endorse such checks or drafts to Cyclone for collection.

Section 6.9 Employee Matters.

(a)      Except as otherwise expressly provided herein, Cyclone shall assume and agree to pay, perform, fulfill and discharge, and WHE GEN shall have no responsibility for, all employment or service-related Liabilities with respect to (i) all current and former Cyclone Group employees (and their dependents and beneficiaries), and (ii) any individual who is, or was, an independent contractor, temporary employee, consultant of any member of the Cyclone Group.

(b)      Except as otherwise expressly provided herein, WHE GEN shall assume and agree to pay, perform, fulfill and discharge, and Cyclone shall have no responsibility for, all employment or service-related Liabilities with respect to (i) all current and former WHE GEN Group employees (and their dependents and beneficiaries), and (ii) any individual who is, or was, an independent contractor, temporary employee, consultant of any member of the WHE GEN Group.

ARTICLE VII

INDEMNIFICATION AND RELEASE

Section 7.1 Indemnification by WHE GEN Group. Effective on and after the Funding Closing Date, WHE GEN shall indemnify, defend and hold harmless Cyclone, each member of the Cyclone Group, each of their respective past and present officers, directors and employees, each of their respective successors and assigns, and, solely with respect to clause (c) below, each Person, if any, who controls any of the foregoing parties within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Cyclone Indemnified Parties”), from and against any and all Damages incurred or suffered by the Cyclone Indemnified Parties arising out of or in connection with the following:

(a) The conduct of the WHE GEN Business on and after the Seed Round Closing Date;

(b) Any breach by WHE GEN or any member of the WHE GEN Group of this Agreement; and

(c) Except as set forth in Section 7.2(c) below, any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof or the Prospectus or any supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 7.2 Indemnification by Cyclone Group. Effective on and after the Funding Closing Date, Cyclone shall indemnify, defend and hold harmless each member of the WHE GEN Group, each of their respective past and present officers, directors and employees, and each of their respective successors and assigns and, solely with respect to clause (c) below, each Person, if any, who controls any of the foregoing parties within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “WHE GEN Indemnified Parties”), from and against any and all Damages incurred or suffered by the WHE GEN Indemnified Parties arising out of or in connection with the following:

(a) The conduct of the Cyclone Business, whether such Damages arise or accrue prior to, on or following the Seed Round Closing Date;

(b) Any breach by Cyclone or any member of the Cyclone Group of this Agreement; and

(c) Any and all Damages caused by any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or any amendment thereof or the Prospectus or any supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, to the extent resulting from and expressly limited to any statements or other information provided by Cyclone or any other member of the Cyclone Group for inclusion in the Registration Statement or the Prospectus.

Section 7.3 Claim Procedure.

(a)      Claim Notice. A Party that seeks indemnity under this Article 7 (an “Indemnified Party”) shall give written notice (a “Claim Notice”) to the Party from whom indemnification is sought (an “Indemnifying Party”), including whether the Damages sought arise from matters solely between the Parties or from Third Party Claims. No delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure.

(b)      Response to Notice of Claim. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall either: (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount and, in which case, the Indemnifying Party shall pay the Claimed Amount in accordance with a payment and distribution method reasonably acceptable to the Indemnified Party; or (ii) dispute that the Indemnified Party is entitled to receive all or any portion of the Claimed Amount, in which case, the Parties shall resort to the dispute resolution procedures set forth in Section 8.3.

(c)      Contested Claims. In the event that the Indemnifying Party disputes the Claim Notice, as soon as practicable but in no event later than ten (10) days after the receipt of the notice referenced in Section 7.3(b)(ii) hereof, the Parties shall begin the process to resolve the matter in accordance with the dispute resolution provisions of Section 8.3 hereof. Upon ultimate resolution thereof, the Parties shall take such actions as are reasonably necessary to comply with such terms of resolution.

(d)      Third Party Claims.

(i) In the event that the Indemnified Party receives written notice of the assertion by a Person who is not a member of either Group of any claim or the commencement of any Action (collectively, a “Third-Party Claim”) with respect to which the Indemnifying Party may be obligated to provide indemnification under this Article 7, the Indemnified Party shall give written notice to the Indemnifying Party of the Third-Party Claim. Such notification shall be given within ten (10) Business Days after receipt by the Indemnified Party of notice of such Third-Party Claim, provided, however, that no delay or deficiency on the part of the Indemnified Party in so notifying the Indemnifying Party shall relieve the Indemnifying Party of any Liability or obligation hereunder except to the extent of any Damages caused by or arising out of such failure. Within twenty (20) calendar days after delivery of such written notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Third-Party Claim with counsel reasonably satisfactory to the Indemnified Party. During any period in which the Indemnifying Party has not so assumed control of such defense, the Indemnified Party shall control such defense.

(ii) The Party not controlling such defense (the “Non-controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of such defense and the Indemnified Party concludes, upon the written opinion of counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such Third-Party Claim, the reasonable fees and expenses of counsel to the Indemnified Party shall be considered “Damages” for purposes of this Agreement. The Party controlling such defense (the “Controlling Party”) shall keep the Non-controlling Party reasonably advised of the status of such Third-Party Claim and the defense thereof and shall consider in good faith recommendations made by the Non-controlling Party with respect thereto. The Non-controlling Party shall furnish the Controlling Party with such information as it may have with respect to such Third-Party Claim (including copies of any summons, complaint or other pleading which may have been served on such Party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such Third-Party Claim.

(iii) The Indemnifying Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the consent of the Indemnified Party shall not be required if (x) the Indemnifying Party agrees in writing to pay any amounts payable pursuant to such settlement or judgment, and (y) such settlement or judgment includes a full, complete and unconditional release of the Indemnified Party from further Liability. The Indemnified Party shall not agree to any settlement of, or the entry of any judgment arising from, any such Third-Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

Section 7.4 Survival; Limitations.

(a) The rights and obligations of Cyclone, WHE GEN and each of their respective Indemnified Parties under this Agreement shall survive the sale, assignment or other transfer by (i) in the case of WHE GEN, any Assets or Liabilities of the WHE GEN Business, or (ii) in the case of Cyclone, any Assets or Liabilities of the Cyclone Business

(b) The amount of any Damages for which indemnification is provided under this Agreement shall be net of any amounts actually recovered by the Indemnified Party from any third Person (including, without limitation, amounts actually recovered under insurance policies) with respect to such Damages. Any Indemnifying Party hereunder shall be subrogated to the rights of the Indemnified Party upon payment in full of the amount of the relevant indemnifiable Damages. An insurer who would otherwise be obligated to pay any claim shall not be relieved of the responsibility with respect thereto or, solely by virtue of the indemnification provision hereof, have any subrogation rights with respect thereto. If any Indemnified Party recovers an amount from a third Person in respect of Damages for which indemnification is provided in this Agreement after the full amount of such indemnifiable Damages has been paid by an Indemnifying Party or after an Indemnifying Party has made a partial payment of such indemnifiable Damages and the amount received from the third Person exceeds the remaining unpaid balance of such indemnifiable Damages, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (x) the sum of the amount theretofore paid by such Indemnifying Party in respect of such indemnifiable Damages plus the amount received from the third Person in respect thereof, less (y) the full amount of such indemnifiable Damages.

(c) The Indemnifying Party may at any time request that the Indemnified Party pursue insurance coverage from one or more insurers in connection with such Damages. If requested, the Indemnified Party shall cooperate in good faith with the Indemnifying Party and use its commercially reasonable efforts to pursue insurance coverage, including, if necessary, the filing of coverage litigation, after consultation with the Indemnifying Party and the Indemnifying Party has provided written consent as to the initiation of coverage litigation (which consent shall not be unreasonably withheld), all of which shall be at the Indemnifying Party's sole cost and expense. The Indemnifying Party shall pay directly or promptly reimburse the Indemnified Party for all such costs and expenses, as directed by the Indemnified Party. The Indemnified Party shall retain full and exclusive control of all such matters (including, without limitation, the settlement of underlying covered claims and/or coverage claims against insurers), and the Indemnified Party shall have the right to select counsel with the concurrence of Indemnifying Party, which concurrence shall not be withheld unreasonably. The proceeds of any insurance recovery (after deducting the insurance indemnity payment for the settlement or judgment for which coverage was sought, and any costs and expenses that have not yet been paid or reimbursed by the Indemnifying Party) shall be paid to the Indemnifying Party. At all times, the Indemnifying Party shall cooperate with the Indemnified Party's insurers and/or with the Indemnified Party in the pursuit of insurance coverage, as and when reasonably requested to do so by the Indemnified Party.

It is not the intent of this Section 7.4(c) to absolve the Indemnifying Party of any responsibility to the Indemnified Party for those Damages in connection with which the Indemnified Party actually secures insurance coverage, but to allocate the costs of pursuing such coverage to the Indemnifying Party and to provide the Indemnified Party with a full, interim indemnity from the Indemnifying Party until such time as the extent of insurance coverage is determined and is obtained. It is also not the intention of this Section 5.4 that the indemnity obligations of the Indemnifying Party hereunder should be viewed as “additional insurance” by any insurer.

Notwithstanding anything to the contrary in this Section 5.4(c), the Indemnified Party in its sole discretion may pursue insurance coverage for the benefit of Indemnifying Party before the Indemnifying Party has requested it to do so. In such event, the Indemnified Party may unilaterally take any steps it determines are necessary to preserve such insurance coverage, including, by way of example and not by way of limitation, tendering the defense of any claim or suit to an insurer or insurers of the Indemnified Party if the Indemnified Party concludes that such action may be required by the relevant insurance policy or policies. Any such actions by the Indemnified Party shall not relieve Indemnifying Party of any of its obligations to the Indemnified Party under this Agreement, including the Indemnifying Party's obligation to pay directly or reimburse the Indemnified Party for costs and expenses.

For purposes of this Section 7.4(c), the following will not be considered insurance that will be available to the Indemnifying Party: (i) any deductible payable by the Indemnified Party; (ii) any retention payable by the Indemnified Party; (iii) any co-insurance payable by the Indemnified Party; and (iv) any coverage that ultimately will be payable or reimbursable by the Indemnified Party through any arrangement, including but not limited to an insurance-fronting arrangement or fronted insurance policy. It is the intention of this Section 5.4(b) to make insurance available to the Indemnifying Party only in those instances in which there has been a final transfer of the risk to a solvent third-Party commercial insurer.

(d)      Notwithstanding the joint and several indemnification obligations of each Group as set forth in Sections 7.1 and 7.2, Cyclone and WHE GEN agree that the indemnification obligation of any Cyclone Group member or WHE GEN Group member, as applicable, for Damages shall be satisfied by a direct payment from Cyclone or WHE GEN, as applicable, to the other Party irrespective of which Group member is found liable for Damages.

Section 7.5 Contribution. If the indemnification provided for in this Article 7 shall, for any reason, be unavailable or insufficient to hold harmless an Indemnified Party hereunder in respect of any Liability, then the Indemnifying Party shall, in lieu of indemnifying such Indemnified Party, contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be sufficient to place the Indemnified Party in the same position as if such Indemnified Party were indemnified hereunder, the parties intending that their respective contributions hereunder be as close as possible to the indemnification under Section 7.2 and Section 7.3. If the contribution provided for in the previous sentence shall, for any reason, be unavailable or insufficient to put the Indemnified Party in the same position as if it were indemnified under Section 7.2 or Section 7.3, as the case may be, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such Liability, in such proportion as shall be appropriate to reflect the relative benefits received by and the relative fault of the Indemnifying Party on the one hand and the Indemnified Party on the other hand with respect to the matter giving rise to the Liability.

Section 7.6 Mutual Release of Pre-Funding Closing Date Claims.

(a)      Except as provided in Section 7.5(c), as of the Funding Closing Date, Cyclone does hereby, for itself and each other member of the Cyclone Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Funding Closing Date have been stockholders, directors, officers, agents or employees of any member of the Cyclone Group (in each case, in their respective capacities as such), release and forever discharge WHE GEN, each member of the WHE GEN Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of any member of the WHE GEN Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever to Cyclone and each other member of the Cyclone Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Funding Closing Date have been stockholders, directors, officers, agents or employees of any member of the Cyclone Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Funding Closing Date, including in connection with the transactions contemplated by this Agreement and all other activities to implement the Distribution.

(b)      Except as provided in Section 7.5(c), as of the Funding Closing Date, WHE GEN does hereby, for itself and each other member of the WHE GEN Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Funding Closing Date have been stockholders, directors, officers, agents or employees of any member of the WHE GEN Group (in each case, in their respective capacities as such), release and forever discharge Cyclone, each member of the Cyclone Group and their respective Affiliates, successors and assigns, and all stockholders, directors, officers, agents or employees of any member of the Cyclone Group (in each case, in their respective capacities as such), and their respective heirs, executors, administrators, successors and assigns, from any and all Liabilities whatsoever to WHE GEN and each other member of the WHE GEN Group, their respective Affiliates, successors and assigns, and all Persons who at any time prior to the Funding Closing Date have been stockholders, directors, officers, agents or employees of any member of the WHE GEN Group, whether at law or in equity (including any right of contribution), whether arising under any Contract, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed at or before the Funding Closing Date, including in connection with the transactions contemplated by this Agreement and all other activities to implement the Distribution.

(c)      Nothing contained in Section 7.5(a) or (b) shall impair any right of any Person to enforce this Agreement, or any agreements, arrangements, commitments or understandings that are specified in, or contemplated to continue pursuant to, this Agreement. Without limiting the foregoing, nothing contained in Section 7.5(a) or (b) shall release any Person from:

(i) any Liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other Liability of any member of that Group under, this Agreement or any Ancillary Agreement;

(ii) any Liability that such Person may have with respect to indemnification or contribution pursuant to this Agreement or any Ancillary Agreement for claims brought against the Parties by third Persons, which Liability shall be governed by the provisions of Sections 7.1 through 7.4 and the applicable indemnification provisions of the Ancillary Agreements;

(iii) any indemnification obligation under such Person's articles of incorporation or bylaws, as limited under this Agreement; or

(iv) any Liability the release of which would result in the release of any third Person other than the Cyclone Indemnified Parties or the WHE GEN Indemnified Parties

ARTICLE VIII

DISPUTE RESOLUTION

Section 8.1 Agreement to Resolve Disputes. The procedures for discussion, negotiation and dispute resolution set forth in this Article 8 shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to or arise under or in connection with this Agreement, or the transactions contemplated hereby or thereby (including all actions taken in furtherance of the transactions contemplated hereby or thereby on or prior to the Effective Date), or the commercial or economic relationship of the Parties relating hereto or thereto, between or among any member of the Cyclone Group on the one hand and the WHE GEN Group on the other hand. Each Party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article 8 shall be the sole and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except as otherwise required by Applicable Law.

Section 8.2 Dispute Resolution; Mediation.

(a)      Either Party may commence the dispute resolution process of this Section 8.2 by giving the other Party written notice (a “Dispute Notice”) of any controversy, claim or dispute of whatever nature arising out of or relating to or in connection with this Agreement, or the breach, termination, enforceability or validity thereof (a “Dispute”) which has not been resolved in the normal course of business or as provided in the relevant Ancillary Agreement. The Parties shall attempt in good faith to resolve any Dispute by negotiation between executives of each Party (each a “Senior Party Representative”) who have authority to settle the Dispute and, unless discussions between the parties are already at a senior management level, who are at a higher level of management than the Persons who have direct responsibility for the administration of this Agreement or the relevant Ancillary Agreement. Within fifteen (15) days after delivery of the Dispute Notice, the receiving Party shall submit to the other a written response (the “Response”). The Dispute Notice and the Response shall include (i) a statement setting forth the position of the Party giving such notice and a summary of arguments supporting such position and (ii) the name and title of such Party’s Senior Party Representative and any other Persons who will accompany the Senior Party Representative at the meeting at which the parties will attempt to settle the Dispute. Within thirty (30) days after the delivery of the Dispute Notice, the Senior Party Representatives of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. The parties shall cooperate in good faith with respect to any reasonable requests for exchanges of Information regarding the Dispute or a Response thereto.

(b)      If the Dispute has not been resolved within sixty (60) days after delivery of the Dispute Notice, or if the parties fail to meet within thirty (30) days after delivery of the Dispute Notice as hereinabove provided, the parties shall make a good faith attempt to settle the Dispute by mediation pursuant to the provisions of this Section 8.2 before resorting to arbitration contemplated by Section 8.3 or any other dispute resolution procedure that may be agreed by the parties.

(c)      All negotiations, conferences and discussions pursuant to this Section 8.2 shall be confidential and shall be treated as compromise and settlement negotiations. Nothing said or disclosed, nor any document produced, in the course of such negotiations, conferences and discussions that is not otherwise independently discoverable shall be offered or received as evidence or used for impeachment or for any other purpose in any current or future arbitration.

(d)      Unless the parties agree otherwise, the mediation shall be conducted in accordance with the CPR Institute for Dispute Resolution Model Procedure for Mediation of Business Disputes in effect on the date of this Agreement by a mediator mutually selected by the parties.

(e)      Within thirty (30) days after the mediator has been selected as provided above, both parties and their respective attorneys shall meet with the mediator for one (1) mediation session, it being agreed that each Party representative attending such mediation session shall be a Senior Party Representative with authority to settle the Dispute. If the Dispute cannot be settled at such mediation session or at any mutually agreed continuation thereof, either Party may give the other and the mediator a written notice declaring the mediation process at an end.

(f)      Costs of the mediation shall be borne equally by the parties involved in the matter, except that each Party shall be responsible for its own expenses.

(g)      Any Dispute regarding the following matters is not required to be negotiated or mediated prior to seeking relief from an arbitrator: (i) breach of any obligation of confidentiality or waiver of Privilege; and (ii) any other claim where interim relief is sought to prevent serious and irreparable injury to one of the parties. However, the parties to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to the above procedures, while such arbitration is pending.

Section 8.3 Arbitration.

(a)      Subject to Section 8.3(b), if for any reason a Dispute is not resolved within one hundred eighty (180) days from delivery of the Dispute Notice in accordance with the dispute resolution process described in Section 8.2, the parties agree that such Dispute shall be settled by binding arbitration before a single arbitrator under the auspices of the American Arbitration Association (“AAA”) in Broward County, Florida pursuant to the Commercial Rules of the AAA. The arbitrator selected to resolve the Dispute shall be bound exclusively by the laws of the State of Delaware without regard to its choice of law rules. Any decisions of award of the arbitrator will be final and binding upon the parties and may be entered as a judgment by the parties. Any rights to appeal or review such award by any court or tribunal are hereby waived to the extent permitted by Applicable Law.

(b)      Costs of the arbitration shall be borne equally by the parties involved in the matter, except that each Party shall be responsible for its own expenses, except as otherwise determined by the arbitrator.

(c)      The parties agree to comply and cause the members of their applicable Group to comply with any award made in any arbitration proceeding pursuant to this Section 8.3, and agree to enforcement of or entry of judgment upon such award in any court of competent jurisdiction, including any federal or state court located in Broward County, Florida or the State of Delaware. The arbitrator shall be entitled to award any remedy in such proceedings, including monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, that the arbitrator shall not be entitled to award punitive, exemplary, treble or any other form of non-compensatory monetary damages unless in connection with indemnification for a Third Party Claim, to the extent of such claim.

Section 8.4 Continuity of Service and Performance. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement during the course of dispute resolution pursuant to the provisions of this Article 8 with respect to all matters not subject to such Dispute.

Section 8.5 Limitation on Damages. NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL ANY PARTY OR ANY OF ITS GROUP MEMBERS BE LIABLE UNDER ANY CIRCUMSTANCES OR LEGAL THEORY FOR DAMAGES RELATED TO INCONVENIENCE, DOWNTIME, INTEREST, COST OF CAPITAL, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOSS OF USE, TIME, DATA, OR GOOD WILL, OR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, COLLATERAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH LOSSES ARE FORESEEABLE; PROVIDED, HOWEVER, THAT TO THE EXTENT AN INDEMNIFIED PARTY IS REQUIRED TO PAY ANY DAMAGES RELATED TO INCONVENIENCE, DOWNTIME, INTEREST, COST OF CAPITAL, FRUSTRATION OF ECONOMIC OR BUSINESS EXPECTATIONS, LOST PROFITS, LOST REVENUES, LOST SAVINGS, LOSS OF USE, TIME, DATA, OR GOOD WILL, OR ANY SPECIAL, PUNITIVE, INDIRECT, INCIDENTAL, COLLATERAL OR CONSEQUENTIAL DAMAGES, TO A PERSON WHO IS NOT A MEMBER OF ANY GROUP IN CONNECTION WITH A THIRD PARTY CLAIM, SUCH DAMAGES WILL CONSTITUTE DIRECT DAMAGES FOR THE PURPOSES OF THIS AGREEMENT NOT SUBJECT TO THE LIMITATION SET FORTH IN THIS SECTION 6.5. THIS SECTION SURVIVES THE TERMINATION OR EXPIRATION OF THIS AGREEMENT

ARTICLE IX

REPRESENTAITONS AND WARRANTIES

Section 9.1        Representations and Warranties. Subject to any exceptions set forth in schedules attached hereto, Cyclone represents and warrants that:

(a) Organization and Standing. Cyclone is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted. Cyclone is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, operations, properties, prospects, or financial condition of the Company and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of Cyclone to perform any of its obligations under this Agreement in any material respect.

(b) Corporate Power. Cyclone has all requisite legal and corporate power to enter into, execute and deliver this Agreement and the agreements contemplated hereunder (collectively, the “Transaction Documents”). This Agreement, and, upon issuance, the Transaction Documents will be, valid and binding obligations of Cyclone, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors’ rights.

(c) Authorization. All corporate and legal action on the part of Cyclone, its officers, directors and shareholders necessary for the execution and delivery of the Transaction Documents, and the performance of Cyclone’s obligations hereunder and under the other Transaction Documents, have been taken.

(d) No Conflicts. The execution, delivery and performance by Cyclone of its obligations under this Agreement and the Transaction Documents will not: (i) conflict with or result in a breach of or a default under any of the terms or provisions of, (A) Cyclone’s certificate of incorporation (the “Certificate”) or by-laws (”Bylaws”), or (B) any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which Cyclone is a party or by which it or any of its material properties or assets is bound, (ii) result in a violation of any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, Federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over Cyclone, or any of its material properties or assets or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of Cyclone or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

(e) No Approvals. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of Cyclone is required in connection with the valid execution and delivery of this Agreement and the Transaction Documents.

(f) No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to Cyclone or its businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by Cyclone but which has not been so publicly announced or disclosed.

(g) Title to Assets. Cyclone has good and valid title to all of its real and personal property, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances, except as otherwise set forth on Schedule 3.1(c) and 3.2. Any leases of Cyclone are valid and subsisting and in full force and effect. Schedule 3.1(a) lists all material intellectual property of Cyclone (“Cyclone IP”), whether owned, licensed or deemed to be licensed by such person. Cyclone owns and possesses all right, title and interest in and to, or possesses the valid right to use, all of such Cyclone IP free and clear of any liens, liens, security interests or other encumbrances. Cyclone has not received any notice of infringement or misappropriation from any third party with respect to any Cyclone IP. To Cyclone’s knowledge, the use by WHE GEN of any Cyclone IP does not violate, infringe or misappropriate any intellectual property rights of any third party, and to Cyclone’s knowledge no third party is infringing or misappropriating any of the Cyclone IP.

(h) Actions Pending. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of Cyclone, threatened against Cyclone which questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of Cyclone, threatened against or involving Cyclone or any of its properties or assets. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against Cyclone or any officers or directors of Cyclone.

(i) Compliance with Law. The business of Cyclone has been and, to the best of Cyclone’s knowledge is, presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except where, individually or in the aggregate, the noncompliance therewith could not reasonably be expected to have a Material Adverse Effect. Cyclone has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(j) Taxes. Cyclone has accurately prepared and filed all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of Cyclone for all current taxes and other charges to which Cyclone is subject and which are not currently due and payable. None of the federal income tax returns of Cyclone have been audited by the Internal Revenue Service. Cyclone has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company for any period, nor of any basis for any such assessment, adjustment or contingency.

(k) Disclosure. To Cyclone’s knowledge, neither the representations and warranties contained in this Article 9 or the schedules hereto nor any other documents, certificates or instruments furnished by or on behalf of Cyclone in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

(l) Books and Records; Internal Accounting Controls. The records and documents of Cyclone accurately reflect in all material respects the information relating to the business of Cyclone, the location of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of Cyclone. Cyclone maintains a system of internal accounting controls sufficient, in the judgment of Cyclone’s board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(m)     Contracts. Schedule 3.1(a) contains a true, correct and complete list of all Contacts (defined below) and all amendments and supplements thereto which are being transfered to and assumed by WHE GEN. True, correct and complete copies of all such Contracts have been delivered to WHE GEN. Each Contract is in full force and effect and is valid, binding and enforceable against Cyclone, and upon transfer against WHE GEN, to Cyclone’s knowledge, each other person or party that is signatory thereto in accordance with its terms. No Contract is in material breach or default of the terms of such Contract. There does not exist any event that, with the giving of notice or the passage of time or both, would constitute a material breach or default by Cyclone or, to Cyclone’s knowledge, any other signatory under any Contract. To Cyclone’s Knowledge, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any lien affecting Cyclone or WHE GEN or its assets. “Contract” means any agreement, contract, lease, consensual obligation, promissory note, evidence of indebtedness, purchase order, letter of credit, license, promise or undertaking of any nature (whether written or oral and whether express or implied).

ARTICLE X

TERMINATION

If the Funding Closing Date does not occur by September 30, 2014, which date may be extended by reasonable mutual agreement of the Parties for up to 30 days if at least $1,000,000 has been closed in the Series A Round by September 30, 2014, this Agreement may be terminated and the Distribution abandoned at any time prior to the Distribution Date by and in the sole discretion of the Cyclone Board of Directors without the approval of any Person, including WHE GEN, in which case no Party will have any liability of any kind to any other Party by reason of this Agreement. Regardless of termination by Cyclone, the terms and provisions of Articles IV, V, VI, VII, VIII, IX and XI shall survive. After the Funding Closing Date, this Agreement may not be terminated except by an agreement in writing signed by each of the Parties to this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Survival. All covenants, agreements, representations and warranties of the Parties contained in this Agreement shall survive the Funding Closing Date and the Distribution.

Section 11.2 Governing Law. The internal laws of the State of Florida (without reference to its principles of conflicts of law) govern the construction, interpretation and other matters arising out of or in connection with this Agreement and, unless expressly provided therein, and each of the exhibits and schedules hereto and thereto (whether arising in contract, tort, equity or otherwise).

Section 11.3 Jurisdiction. Subject to the provisions of Article 6, each of the Parties irrevocably submits to the jurisdiction of the federal and state courts located in Broward County, Florida and/or the State of Delaware for the purposes of any suit, Action or other proceeding to compel arbitration, for the enforcement of any arbitration award or for specific performance or other equitable relief pursuant to Section 11.4. Each of the Parties further agrees that service of process, summons or other document by U.S. registered mail to such Parties address as provided in Section 10.6 shall be effective service of process for any Action, suit or other proceeding with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 11.3. Each of the Parties irrevocably waives any objection to venue in the federal and state courts located in Broward County, Florida and the State of Delaware of any Action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby or thereby for which it has submitted to jurisdiction pursuant to this Section 11.3, and waives any claim that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the Parties shall cause each other member of their respective Group to comply with the provision of this Section 11.3.

Section 11.4 Specific Performance. The Parties agree that the remedy at law for any breach of this Agreement may be inadequate, and that any Party by whom this Agreement is enforceable shall be entitled to seek temporary, preliminary or permanent injunctive or other equitable relief with respect to the specific enforcement or performance of this Agreement. Such Party may, in its sole discretion, apply to a court of competent jurisdiction for such injunctive or other equitable relief as such court may deem just and proper in order to enforce this Agreement as between Cyclone and WHE GEN, or the members of their respective Groups, or prevent any violation hereof, and, to the extent permitted by Applicable Law, each Party waives any objection to the imposition of such relief.

Section 11.5 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY COURT PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF AND PERMITTED UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY ANCILLARY AGREEMENT. Each of the Parties shall cause each other member of their respective Group to comply with the provision of this Section 10.5.

Section 11.6 Notices. Each Party giving any notice required or permitted under this Agreement or any Ancillary Agreement will give the notice in writing and use one of the following methods of delivery to the Party to be notified, at the address set forth below or another address of which the sending Party has been notified in accordance with this Section 11.6 as follows: (w) personal delivery; (x) facsimile or telecopy transmission with a reasonable method of confirming transmission; (y) commercial overnight courier with a reasonable method of confirming delivery; or (z) pre-paid, United States of America certified or registered mail, return receipt requested. Notice to a Party is effective for purposes of this Agreement or any Ancillary Agreement only if given as provided in this Section 8.6 and will be deemed given on the date that the intended addressee actually receives the notice.

If to Cyclone: 601 NE 26th Ct Pompano Beach, FL 33068 Attn: Chief Operating Officer

If to WHE GEN: 3590 Dolson Ct. Carroll, Ohio 43112 Attn: CEO

Section 11.7 Binding Effect and Assignment. This Agreement bind and benefit the Parties and their respective successors and assigns. No Party may assign any of its rights or delegate any of its obligations under this Agreement without the written consent of the other Parties which consent may be withheld in such other Party's sole and absolute discretion, and any assignment or attempted assignment in violation of the foregoing will be null and void.

Section 11.8 Third Party Beneficiaries. Except for (x) the indemnification rights under this Agreement of any Cyclone Indemnified Party or any WHE GEN Indemnified Party in their respective capacities as such under Article 7 and for the release under Section 7.7 of any Person provided therein and (y) the rights to insurance of WHE GEN officers and directors under Section 6.5: (i) the provisions of this Agreement are solely for the benefit of the parties and their respective successors and permitted assigns, and are not intended to confer upon any Person, except the parties and their respective successors and permitted assigns, any rights or remedies hereunder; (ii) there are no third party beneficiaries of this Agreement; and (iii) this Agreement shall not provide any third party with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Section 11.9 Severability. If any provision of this Agreement is determined to be invalid, illegal or unenforceable, the remaining provisions of this Agreement, as the case may be, will remain in full force, if the essential terms and conditions of this Agreement, as the case may be, for each Party remain valid, binding and enforceable.

Section 11.10 Entire Agreement. This Agreement, together with each of the exhibits and schedules appended hereto and thereto, constitutes the final agreement between the Parties, and is the complete and exclusive statement of the Parties' agreement on the matters contained herein and therein. All prior and contemporaneous negotiations and agreements among the Parties with respect to the matters contained herein and therein are superseded by this Agreement.

Section 11.11 Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and all of which together constitute one agreement. The signatures of the Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party's signature is as effective as signing and delivering the counterpart in person.

Section 11.12 Amendment. This Agreement may be amended, supplemented, modified or abandoned only by a written agreement signed by each Party to be bound by the amendment and that identifies itself as an amendment to this Agreement.

Section 11.13 Waiver. The Parties may waive a provision of this Agreement only by a writing signed by the Party intended to be bound by the waiver. A Party is not prevented from enforcing any right, remedy or condition in the Party's favor because of any failure or delay in exercising any right or remedy or in requiring satisfaction of any condition, except to the extent that the Party specifically waives the same in writing. A written waiver given for one matter or occasion is effective only in that instance and only for the purpose stated. A waiver once given is not to be construed as a waiver for any other matter or occasion. Any enumeration of a Party's rights and remedies in this Agreement is not intended to be exclusive, and a Party's rights and remedies are intended to be cumulative to the extent permitted by law and include any rights and remedies authorized in law or in equity.

Section 11.14 Authority. Each Party represents to the other Parties that (w) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (x) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other action, (y) it has duly and validly executed and delivered this Agreement, and (z) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

Section 11.15 Construction of Agreement.

(a) Where this Agreement states that a Party “will” or “shall” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement.

(b) The captions, titles and headings, and table of contents, included in this Agreement are for convenience only, and do not affect this Agreement's construction or interpretation. When a reference is made in this Agreement to an Article or a Section, exhibit or schedule, such reference will be to an Article or Section of, or an exhibit or schedule to, this Agreement unless otherwise indicated.

(c) The words “including,” “includes,” or “include” are to be read as listing non-exclusive examples of the matters referred to, whether or not words such as “without limitation” or “but not limited to” are used in each instance.

(d) Any reference in this Agreement to the singular includes the plural where appropriate. Any reference in this Agreement to the masculine, feminine or neuter gender includes the other genders where appropriate. For purposes of this Agreement, after the Effective Date, the WHE GEN Business will be deemed to be the business of WHE GEN and the WHE GEN Group, and all references made in this Agreement to WHE GEN as a Party which operates as of a time following the Effective Date, will be deemed to refer to all members of the WHE GEN Group as a single Party where appropriate.

(e) This Agreement is not to be construed for or against any Party based on which Party drafted any of the provisions of this Agreement. The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no provision of this Agreement will be interpreted for or against any Party because that Party or its attorney drafted the provision.

(SIGNATURES ON FOLLOWING PAGE)

IN WITNESS WHEREOF, the parties have caused this Separation Agreement to be executed by their duly authorized officers on the respective dates hereinafter set forth.

CYCLONE POWER TECHNOLOGIES, INC.	WHE GENERATION CORP.

By:/s/ Frankie Fruge	By: /s/ Christopher Nelson

Frankie Fruge, President and Director	Christopher Nelson, CEO

Date: July 17, 2014	(Individually with respect to Section 2.2)

Date: July 17, 2014

SCHEDULE 1.1

USE OF PROCEEDS

Seed Round (assuming full $350,000):

$100,000 – Operations for WHE GEN 1 to 2 months;

$100,000 – Payment of currant payables from contractors and vendors of WHE GEN;

$20,000 -- Payment to Cyclone for elimination of any intercompany debt;

$75,000 – Payment to TCA for retirement of senior secured debt (if pay-off amount is greater, WHE GEN will be responsible for that additional amount, or may arrange for such additional amount to be otherwise purchased or assumed by a third-party to whom Cyclone will provide an unsecured convertible note in exchange).

$20,000 – Legal fees to Roetzel & Andress (inclusive of $15,000 previous invoices as assumed by WHE GEN)

$20,000 – Legal fees for funder’s counsel

$15,000 – Fairness Opinion to David Brooks & Assoc.

Series A Round (provided a full $2 million is raised):

$1,825,000 – WHE operations over the following 12 to 18 months

$175,000 – licensing and consulting services over the following 6 months to assist WHE GEN and its engineering team (the “Cyclone Fee”). The Cyclone Fee is payable to Cyclone upon the First Series A Closing of at least $500,000.

SCHEDULE 1.3

CAPITALIZATION STRUCTURE

CAPITALIZATION TABLE		Current Corp.	$350k Seed Round (Note)%		$2mm "A" Round	%

Cyclone		4,210,400	4,210,400	43.13%	4,210,400	23.06%

PPG		424,600	424,600	4.35%	424,600	2.33%

Simmons		250,000	250,000	2.56%	250,000	1.37%

Nelson		250,000	250,000	2.56%	250,000	1.37%

Schoell		256,750	256,750	2.63%	256,750	1.41%

PCNC		269,588	269,588	2.76%	269,588	1.48%

Nelson Warrant			1,200,000	12.29%	1,200,000	6.57%

Consultants					1,000,000	5.48%

Investors: Seed Round ($350k - Convertible Note)	$0.12		2,900,000	29.71%	2,900,000	15.88%

Investors: "A" Round ($2.0mm Common Stock)	$0.27		-		7,500,000	41.07%

TOTAL ISSUED & OUTSTANDING		5,661,338	9,761,338	100.00%	18,261,338	100.00%

SCHEDULE 2.2(a)

MATERIAL TERMS OF EMPLOYMENT AGREEMENTS

Chief Executive Officer

Salary:	$180,000 per year ($80,000 will be deferred during first year)
Term:	Three (3) years with automatic one (1) year renewals
Termination:	Without cause – one year severance
Benefits:	Health insurance when offered by company, other standard benefits
Stock Options:	Shares vesting over four years (@ $.12 / share); A Round Options to be decided by Board
Bonus:	Additional shares or cash bonus upon: (1) initial acquisition by Company, (2) effectiveness of registration statement, and (3) release of Generation 1 engines

Chief Operating Officer

Salary:	$140,000 per year ($40,000 will be deferred for initial year), 8% minimum salary increase in first 2 years.
Term:	Two (2) years with one automatic one (1) year renewal
Termination:	Without cause – six month severance
Benefits:	Health insurance when offered by company, other standard benefits
Stock Options:	Shares vesting over four years (@ $.12 / share); A Round Option to be determined by Board
Bonus:	Cash and / stock issuance upon the completion of Generation 1, and then Generation 2 engines

SCHEDULE 3.1(a)

TRANSFERRED ASSETS & LICENSED IP

Inventory inclusive of WHE engine materials, components, etc. (approx. $76,000)

Trademarks: WHE, WHE Generation, Generation WHE

IP and testing equipment developed in connection with the Company’s agreement with Ohio State University’s Center for Automotive Research (OSU/CAR)

Amended and Restated License Agreement with Phoenix Power Group, and accompanying Purchase Order

Such other agreements, opportunities, contacts and other miscellaneous items that pertain to the WHE GEN Business as reasonably agreed by Cyclone and WHE GEN

Amended and Restated License Agreement between the Company and Cyclone covering the following Patents (inclusive of future patents and current and future trade secrets):

US Patents

Waste Heat Engine (US Patent No. 7,992,386)

 Heat Regenerative Engine (US Patent No. 7,080,512 B2)

Heat Regenerative Engine (Continuation) (US Patent No. 7,856,822 B2)

Steam Generator in a Heat Regenerative Engine (US Patent No. 7,407,382)

Engine Reversing and Timing Control Mechanism (US Patent No. 7,784,280 B2)

Centrifugal Condenser (US Patent No. 7,798,204 B2)

Valve Controlled Throttle Mechanism (US Patent No. 7,730,873 B2)

Pre-Heater Coil in a Heat Regenerative Engine (US Patent No 7,856,823 B2)

Spider Bearing (US Patent No. 7,900,454)

International Patents on WHE and Heat Regenerative Engine
European Union (10)	Australia	South Africa	Canada
Russia	China	Korea	Indonesia
Mexico	Japan	India	Brazil

SCHEDULE 3.1(c)

ASSUMED PAYABLES AND LIABILITIES

	Total	Repayment to	Assumed
	Assumed	Cyclone	A/P

Bearning Tester / OSU	23,575.10	3,623.26	19,951.84

Travis Love
Payroll	9,150.25	9,150.25
Expenses	5,124.92	5,124.92

Ohio Trip	2,000.00	2,000.00

Wellfleet	3,750.00	3,750.00

Web Site	1,000.00	1,000.00

Roetzel & Andress	50,000.00		50,000.00

OSU Agreement (thru June)	118,900.00		118,900.00

Thomas Yuschak	10,000.00		10,000.00

TOTAL	223,500.27	24,648.43	198,851.84

SCHEDULE 3.1(g)

WHE GEN BALANCE SHEET

WHE-GENERATION CORP.

fka CYCLONE-WHE LLC

BALANCE SHEETS -Proforma

MARCH 31 2014, DECEMBER 31, 2013 AND 2012

(unaudited)

	MARCH 31, 2014	DECEMBER 31, 2013	DECEMBER 31, 2012

ASSETS

CURRENT ASSETS
Cash	$5,080	$-	$-
Inventory	76,208	62,115	176,851

Total current assets	81,288	62,115	176,851

OTHER ASSETS
Patents, trademarks and copyrights	3,638	3,638	3,683
Accumulated amortization	(1,147)	(1,086)	(842)
Net patents, trademarks and copyrights	2,491	2,552	2,796
Other assets-Investment in Cyclone	210,000	210,000	-
Total other assets	212,491	212,552	2,796

Total Assets	$293,779	$274,667	$179,647

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$22,300	$32,884	$-
Due to (from) Cyclone Power Technologies	84,859	(5,982)	(154,306)
Deferred revenue and license deposits	300,000	300,000	440,000
Total current liabilities	407,159	326,902	285,694

Total Liabilities	407,159	326,902	285,694

Commitments and contingencies

STOCKHOLDERS' DEFICIT
Common stock, $.0001 par value, 100,000,000 shares authorized, 5,661,338, 5,661,338 and 5,135,000 shares issued and outstanding at March 31, 2014, December 31, 2013 and December 31, 2012, respectively.	566	566	514
Additional paid-in capital	759,441	759,441	59,493
Prepaid expenses with common stock	(263,959)	(333,959)	-
Accumulated deficit	(609,428)	(478,283)	(166,054)

Total Stockholders' Deficit	(113,380)	(52,235)	(106,047)

Total Liabilities and Stockholders' Deficit	$293,779	$274,667	$179,647

SCHEDULE 3.2

CONSENTS

Cyclone has a Senior Secured Debenture (the “Debenture”) with TCA Global Credit Master Fund L.P. (“TCA”), effective as of September 1, 2013 and maturing on September 1, 2014. The current amount due on the Debenture inclusive of interest is approximately $190,000. The assets of the Company are secured by a lien in the favor of TCA.

As a condition to closing of this Agreement and the funding provided under the Seed Round, Cyclone will pay-off in full the TCA debt and receive a lien and funding agreement termination with TCA in a form satisfactory to the Lenders. $75,000 of the funds received by WHE GEN in the Seed Round will be used towards that pay-off.

EXHIBIT 1.1

FINANCING TERM SHEET

1)	Seed Round:

Amount:	A minimum of $250,000 and up to $350,000 (the “Seed Round”)

Security:	Convertible Notes, convertible at $.12/share of the Company’s common stock, equal to approximately $1 million pre-money fully-diluted valuation.

The Convertible Notes shall bear 6% interest, with a one-year term, and will automatically convert upon closing of the first $1,000,000 of the Series A Round (below).

A form of the Note Purchase Agreement and the Convertible Note is attached hereto.

Closing Conditions:	Closing to occur upon the completion of the following conditions:

1)	Execution of a binding Separation Agreement between the Company and Cyclone Power Technologies Inc. (“Cyclone”);

2)	Execution of the Amended License Agreement between the Company and Cyclone;

3)	Receipt by Cyclone of a Fairness Opinion from a qualified valuation expert;

4)	Receipt by Cyclone of releases and waivers from all non-related party Debt Holders;

5)	Pay-off of Cyclone’s senior secured debt with TCA Global Master Credit LP, and release of all UCC liens and securities interest; and

6)	Approval of the above (1-5) and the financings described herein by the Board of Directors of Cyclone, at least a majority of whom shall be independent.

Funding:

Upon execution of the Note Purchase Agreement, the investors will provide funds into Escrow (defined below). The Closing of the Seed Round will occur immediately upon the fulfillment of the Closing Conditions.

If the Closing Conditions are not completed by July 17, 2014, then any investor may terminate his respective Note Purchase Agreement in his sole and absolute discretion and have his funds returned without interest.

Escrow:

Funds for the Seed Round will be held by Law office of Roetzel & Andress PA, Fort Lauderdale, FL, pending the completion of the Closing Conditions. Any funds above the initial $250,000 after the completion of the Closing Conditions will be paid directly to the Company.

2)	Series A Round: To commence after the closing of the Seed Round

Amount:	$1,500,000 up to $2,000,000 in the Company’s Common Stock (the “A Round”).

Price:	$.27 per share, equal to approximately $3.6 million fully diluted pre-money valuation.

Broker Fees:	Broker fees may be paid to registered broker-dealers in connection with the A Round.

Closing:	Funds will be held in Escrow until at least $1,000,000 is provided by investors, after which closings will occur on a “rolling” basis with funds paid directly to the Company.

If $1,500,000 of the A Round is not closed by September 30, 2014, the conversion price for the Seed Notes will be reset to $.27 per share.

EXHIBIT 1.1(B)

NOTE PURCHASE AGREEMENT AND CONVERTIBLE NOTE

NOTE PURCHASE

AGREEMENT

This Note Purchase Agreement, dated as of July__, 2014 (this “Agreement”), is entered into by and among WHE Generation Corp., a Delaware corporation (the “Company”), Cyclone Power Technologies Inc. (“Cyclone”), and the other signatories identified in Exhibit A hereto (each a “Lender” and collectively, the “Lenders”).

RECITALS

On the terms and subject to the conditions set forth herein, Lenders are willing to purchase from Company and Company is willing to issue and sell to Lenders, Convertible Promissory Notes in the principal amount of up to Three Hundred Fifty Thousand Dollars ($350,000), substantially in the form attached hereto as Exhibit B (each a “Note” and collectively, the “Notes”). The Notes and any equity securities issuable upon conversion of the Notes are collectively referred to herein as the “Securities.”

Cyclone is made a party to this Agreement because Cyclone shall benefit, as parent to the Company, from the transactions contemplated hereby and Cyclone’s participation in this Agreement is a material inducement for the Lenders to enter into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, and the representations, warranties, and conditions set forth below, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Issuance and Sale of the Notes. In reliance upon the representations, warranties and covenants of the parties set forth herein, the Company agrees to issue, sell and deliver to each Lender, and each Lender agrees, severally and not jointly, to purchase from the Company a Note in the principal amount set forth below Lender’s name on the signature page hereto. The purchase price for the Note shall be equal to the principal amount indicated on the face of the Note and set forth below Lender’s name on the signature page hereto. The Company and the Lender are executing and delivering this Agreement, and issuing the Notes in accordance with and in reliance upon the exemption from securities registration afforded by Section 4(2) of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), including Regulation D (“Regulation D”), and/or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the investments to be made hereunder.

2. Closing; Delivery. The Lenders will place the principal amount of their respective Notes (the “Principal”) in escrow with Roetzel & Andres PA, upon the signing of this Agreement, such wire instructions are attached hereto, under the term and conditions of the Escrow Agreement, of even date herewith and attached hereto. Upon closing of the transactions contemplated by this Agreement (the “Closing”), the Company will deliver to Lenders the Notes against receipt by the Company from escrow of the Purchase Price. The Closing shall take place (the “Closing Date”) as soon as practical after all of the conditions set forth in Sections 5 and 6 hereof and applicable to the Closing shall have been fulfilled or waived in accordance herewith. If the Closing Date does not occur by July 18, 2014, due to failure by the Company to complete its closing conditions, upon request of any Lender to the Escrow Agent, at the Lender’s sole and absolute discretion, the Escrow Agent shall return the Principal to the Lender.

3. Representations and Warranties of the Company. Subject to any exceptions set forth in schedules attached hereto, the Company and Cyclone hereby jointly and severally represent and warrant to each Lender that:

(a) Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as now conducted and proposed to be conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in every jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified will not have a Material Adverse Effect. For the purposes of this Agreement, “Material Adverse Effect” means any material adverse effect on the business, operations, properties, prospects, or financial condition of the Company and/or any condition, circumstance, or situation that would prohibit or otherwise materially interfere with the ability of the Company to perform any of its obligations under this Agreement in any material respect.

(b) Corporate Power. The Company has all requisite legal and corporate power to enter into, execute and deliver this Agreement and the Notes (collectively, the “Transaction Documents”). This Agreement, and, upon issuance, the Notes will be, valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors’ rights.

(c) Authorization. All corporate and legal action on the part of the Company, its officers, directors and shareholders necessary for the execution and delivery of the Transaction Documents, the sale and issuance of the Notes, and the performance of the Company’s obligations hereunder and under the other Transaction Documents, have been taken. When paid for and issued in accordance with the terms hereof, the Notes shall be validly issued and outstanding, free and clear of all liens, encumbrances and rights of refusal of any kind.

(d) Capitalization. The authorized capital stock of the Company as of the date hereof consists of One Hundred Million (100,000,000) Shares, comprised of Ninety-Five Million (95,000,000) Shares of Common Stock and Five Million (5,000,000) Shares of Preferred Stock. The issued and outstanding capitalization of the Company is provided on Schedule 3(d), attached hereto. No shares of Preferred Stock have been issued. All of the outstanding shares of the Common Stock and any other outstanding security of the Company have been duly and validly authorized and validly issued, fully paid and non-assessable. Except as set forth in this Agreement, no shares of Common Stock or any other security of the Company are entitled to preemptive rights, registration rights, rights of first refusal or similar rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company. Except for customary transfer restrictions contained in agreements entered into by the Company in order to sell restricted securities, the Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities that have not been waived or retired. The Company has no subsidiaries.

(e) No Conflicts. The execution, delivery and performance by the Company of its obligations under the Transaction Documents will not: (i) conflict with or result in a breach of or a default under any of the terms or provisions of, (A) the Company's certificate of incorporation (the “Certificate”) or by-laws (”Bylaws”), or (B) any material provision of any indenture, mortgage, deed of trust or other material agreement or instrument to which the Company is a party or by which it or any of its material properties or assets (including, without limitation, the Collateral) is bound, (ii) result in a violation of any material provision of any law, statute, rule, regulation, or any existing applicable decree, judgment or order by any court, Federal or state regulatory body, administrative agency, or other governmental body having jurisdiction over the Company, or any of its material properties or assets or (iii) result in the creation or imposition of any material lien, charge or encumbrance upon any material property or assets of the Company or any of its subsidiaries pursuant to the terms of any agreement or instrument to which any of them is a party or by which any of them may be bound or to which any of their property or any of them is subject except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect.

(f) No Approvals. No consent, approval or authorization of or designation, declaration or filing with any governmental authority on the part of the Company is required in connection with the valid execution and delivery of the Transaction Documents.

(g) No Undisclosed Liabilities. The Company has not incurred any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those on the Balance Sheet or listed on Schedule 3(h).

(h) No Undisclosed Events or Circumstances. No event or circumstance has occurred or exists with respect to the Company or its businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed. The Company’s balance as of March 31, 2014 (“Balance Sheet”), is attached as Schedule 3(h). Since March 31, 2014, there have been no material changes to the assets or liabilities of the Company.

(i) Title to Assets. Schedule 3(i) lists all assets of the Company. The Company has good and valid title to all of its real and personal property, free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances, except as otherwise set forth on Schedule 3(i). Any leases of the Company are valid and subsisting and in full force and effect. Schedule 3(i) lists all material intellectual property of the Company (“Company IP”), whether owned, licensed or deemed to be licensed by such person. The Company owns or licenses and possesses all right, title and interest in and to, or possesses the valid right to use, all of such Company IP free and clear of any liens, liens, security interests or other encumbrances. Neither the Company, nor Cyclone, nor any of its respective Affiliates has received any notice of infringement or misappropriation from any third party with respect to any Company IP or Cyclone intellectual property. To the Company’s and the Parent’s knowledge, the use by Company of any Company IP does not violate, infringe or misappropriate any intellectual property rights of any third party, and to Company’s and the Parent’s knowledge no third party is infringing or misappropriating any of the Company IP.

(j) Actions Pending. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company, threatened against the Company which questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto. There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company, threatened against or involving the Company or any of its properties or assets. There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any officers or directors of the Company.

(k) Compliance with Law. The business of the Company has been and, to the best of the Company’s knowledge is, presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except where, individually or in the aggregate, the noncompliance therewith could not reasonably be expected to have a Material Adverse Effect. The Company has all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(l) Taxes. The Company has accurately prepared and filed all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company for all current taxes and other charges to which the Company is subject and which are not currently due and payable. None of the federal income tax returns of the Company have been audited by the Internal Revenue Service. The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company for any period, nor of any basis for any such assessment, adjustment or contingency.

(m) Disclosure. To the Company’s knowledge, neither the representations and warranties contained in this Section 3 or the schedules hereto nor any other documents, certificates or instruments furnished to the Lenders by or on behalf of the Company in connection with the transactions contemplated by this Agreement contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

(n) Operation of Business. Upon the execution of the Amended and Restated License Agreement as described in Section 6(b) hereof, the Company will own or possess the rights to all patents, trademarks, domain names (whether or not registered) and any patentable improvements or copyrightable derivative works thereof, websites and intellectual property rights relating thereto, service marks, trade names, copyrights, licenses and authorizations which are necessary for the conduct of its business as now conducted without any conflict with the rights of others except where failure to own such property or possess such rights would not have a Material Adverse Effect.

(o) Books and Records; Internal Accounting Controls. The records and documents of the Company accurately reflect in all material respects the information relating to the business of the Company, the location of its assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company. The Company maintains a system of internal accounting controls sufficient, in the judgment of the Company’s board of directors, to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(p) Securities Act of 1933. Based in material part upon the representations herein of the Lenders, the Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Securities hereunder. Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy any of the Securities or similar securities to, or solicit offers with respect thereto from, or enter into any negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of any of the Securities under the registration provisions of the Securities Act and applicable state securities laws. Neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of any of the Securities.

(q)     Contracts. Schedule 3(q) contains a true, correct and complete list of all Contacts (defined below) and all amendments and supplements thereto to which Company is a party or by which its assets are subject. Other than as set forth on Schedule 3(q), true, correct and complete copies of all such Contracts have been delivered to the Lenders at their request. Other than as set forth on Schedule 3(q), each Contract is in full force and effect and is valid, binding and enforceable against Company and, to Company’s knowledge, each other person or party that is signatory thereto in accordance with its terms. No Contract is in material breach or default of the terms of such Contract. There does not exist any event that, with the giving of notice or the passage of time or both, would constitute a material breach or default by Company or, to Company’s knowledge, any other signatory under any Contract. To Company’s Knowledge, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any lien affecting Company or its assets. “Contract” means any agreement, contract, lease, consensual obligation, promissory note, evidence of indebtedness, purchase order, letter of credit, license, promise or undertaking of any nature (whether written or oral and whether express or implied).

4. Representations and Warranties by Lender. Each Lender represents and warrants severally and not jointly, to the Company as of the time of issuance of the Note and Warrant as follows:

(a) Organization and Standing. If Lender is an entity, Lender is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has all requisite corporate or other entity power and authority to carry on its business as now conducted and proposed to be conducted. If Lender is an entity, the address of its principal place of business is as set forth on the signature page hereto, and if Lender is an individual, the address of its principal residence is as set forth on the signature page hereto.

(b) Power. If Lender is an entity, Lender has all requisite legal and corporate or other entity power and authority to enter into, execute and deliver this Agreement. This Agreement has been duly and validly authorized, executed and delivered by Lender is the valid and binding obligation of Lender, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, moratorium, and other laws of general application affecting the enforcement of creditors’ rights.

(c) Authorization. If Lender is an entity, all corporate or other entity and legal action on the part of Lender, its officers, directors, managers, shareholders, partners, or members, as applicable, necessary for the execution and delivery of this Agreement, the purchase of the Note and the performance of Lender’s obligations under such Transaction Documents have been taken.

(d) No Conflict; Required Filings and Consents. The execution and delivery of this Agreement by Lender, nor the performance by Lender of its obligations hereunder will: (i) if Lender is an entity, conflict with Lender’s Certificate or Bylaws, or other similar organizational documents; (ii) violate any statute, law, ordinance, rule or regulation, applicable to Lender or any of the properties or assets of Lender; or (iii) violate, breach, be in conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or permit the termination of any provision of, or result in the termination of, the acceleration of the maturity of, or the acceleration of the performance of any obligation of Lender under, or result in the creation or imposition of any lien upon any properties, assets or business of Lender under, any material contract or any order, judgment or decree to which Lender is a party or by which it or any of its assets or properties is bound or encumbered except, in the case of clauses (ii) and (iii), for such violations, breaches, conflicts, defaults or other occurrences which, individually or in the aggregate, would not have a Material Adverse Effect on its ability to perform its obligations under the Transaction Documents.

(e) Acquisition for Investment. The Lender is purchasing the Securities solely for its own account for the purpose of investment and not with a view to or for sale in connection with distribution. The Lender does not have a present intention to sell any of the Securities, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of any of the Securities to or through any person or entity; provided, however, that by making the representations herein, such Lender does not agree to hold the Securities for any minimum or other specific term and reserves the right to dispose of the Securities at any time in accordance with Federal and state securities laws applicable to such disposition. The Lender acknowledges that it (i) has such knowledge and experience in financial and business matters such that Lender is capable of evaluating the merits and risks of Lender's investment in the Company, (ii) is able to bear the financial risks associated with an investment in the Securities, (iii) has been given full access to such records of the Company and to the officers of the Company as it has deemed necessary or appropriate to conduct its due diligence investigation, and (iv) has had the opportunity to ask representatives of the Company certain questions and request certain additional information regarding the finances, operations, business and prospects of the Company and has had any and all such questions and requests answered to its satisfaction.

(f) Rule 144. The Lender understands that the Securities are “restricted securities” as defined in Rule 144, and must be held indefinitely unless such Securities are registered under the Securities Act or an exemption from registration is available. The Lender acknowledges that such person is familiar with Rule 144 of the rules and regulations of the Commission, as amended, promulgated pursuant to the Securities Act (“Rule 144”), and that such Lender has been advised that Rule 144 permits resales only under certain circumstances. The Lender understands that to the extent that Rule 144 is not available, such Lender will be unable to sell any Securities without either registration under the Securities Act or the existence of another exemption from such registration requirement.

(g) No General Solicitation. The Lender acknowledges that the Securities were not offered to such Lender by means of any form of general or public solicitation or general advertising, or publicly disseminated advertisements or sales literature, including (i) any advertisement, article, notice or other communication published in any newspaper, magazine, or similar media, or broadcast over television, radio or the internet, or (ii) any seminar or meeting to which such Lender was invited by any of the foregoing means of communications. The Lender, in making the decision to purchase the Securities, has relied upon independent investigation made by it and has not relied on any information or representations made by third parties.

(h) Accredited Investor. The Lender is an “accredited investor” as such term is defined in Rule 501 of Regulation D under the Securities Act and as set forth in Exhibit C attached hereto and made a part hereof, and such Lender has such experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Securities. Such Lender is not required to be registered as a broker-dealer under Section 15 of the Securities Exchange Act of 1934, as amended (“Exchange Act”), and such Lender is not a broker-dealer. The Lender acknowledges that an investment in the Securities is speculative and involves a high degree of risk.

(i) No Bad Actors. Neither the Lender nor, to the extent it has them, any of its shareholders, members, managers, general or limited partners, directors, affiliates or executive officers (collectively with the Lender, the “Covered Persons”), are subject to any of the “Bad Actor” disqualifications described in Rule 506(d)(1)(i) to (viii) under the Securities Act (a “Disqualification Event”), except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). The Lender has exercised reasonable care to determine whether any Covered Person is subject to a Disqualification Event. The purchase of the Securities by the Lender will not subject the Company to any Disqualification Event.

5. Conditions Precedent to the Obligation of the Company to Close and to Sell the Securities. The obligation hereunder of the Company to close and issue and sell the Securities to the Lenders at the Closing is subject to the satisfaction or waiver, at or before the Closing of the conditions set forth below. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a) Accuracy of the Lenders’ Representations and Warranties. The representations and warranties of each Lender shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such date.

(b) Performance by the Lenders. Each Lender shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Lenders at or prior to the Closing Date.

(c) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(d) Delivery of Purchase Price. The Purchase Price for the Securities shall have been delivered to the Company on the Closing Date.

(e) Delivery of Agreement. This Agreement shall have been duly executed and delivered by the Lenders to the Company.

6. Conditions Precedent to the Obligation of the Lenders to Close and to Purchase the Securities. The obligation hereunder of the Lenders to purchase the Securities and consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver, at or before the Closing, of each of the conditions set forth below. These conditions are for the Lenders’ sole benefit and may be waived by each Lender with respect to their individual investments at any time in their sole discretion.

(a)      Execution of a binding Separation Agreement between the Company and Cyclone on terms and conditions satisfactory to the Lender, including terms related to the allocation of payables and debt to be assumed by the Company from Cyclone in the separation, and contracts or other assets/liabilities to be transferred to the Company from Cyclone.

(b)     Execution of the Amended and Restated License Agreement (the “License”) between the Company and Cyclone on terms and conditions satisfactory to the Lenders.

(c)     Approval of the Separation Agreement and License by the full Board of Directors of Cyclone, including at least a majority of whom are independent as per SEC and state law definitions, as well as receipt by Cyclone’s Board of a Fairness Opinion from a qualified accounting or business valuation expert, on terms and conditions satisfactory to the Lenders.

(d)     Receipt by Cyclone and the Company of releases and waivers with respect from all Debt Holders set forth in Note 6 (a) in Cyclone’s latest 10-Q filing with the SEC, including a pay-off and lien/funding agreement termination with TCA Global Credit Master Fund L.P. (as set forth in Schedule 3(i), and extension agreements from Cyclone’s other debt holders, on terms and conditions satisfactory to the Lender.

(e) Execution of a Voting Agreement by and among the Company, Cyclone and the Lenders to provide that the composition of the Board of Directors of the Company shall include one appointee of the Lenders and no more than two other individuals. In connection therewith, the Company shall provide an indemnification agreement and D&O coverage with the Lender appointee Director on terms and conditions satisfactory to the Lenders.

(f)     Delivery of a March 31, 2014 Balance Sheet for the Company, which was prepared in accordance with the books of account and other financial records of Company and presents fairly in all material respects the financial condition or results of operations of Company as of the dates thereof or for the periods covered thereby, and containing information satisfactory to the Lenders.

(h)     Completion of each Lender’s due diligence review of the Company, the results of which are satisfactory to the Lenders, each in their sole and absolute discretion.

(i) Accuracy of the Company’s Representations and Warranties. Each of the representations and warranties of the Company in this Agreement and the other Transaction Documents shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of the date when made and as of the Closing Date as though made at that time, except for representations and warranties that are expressly made as of a particular date, which shall be true and correct in all material respects (except for those representations and warranties that are qualified by materiality or Material Adverse Effect, which shall be true and correct in all respects) as of such date.

(j) Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to Closing Date.

(k) No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(l) No Proceedings or Litigation. No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company, or any of the officers, directors or affiliates of the Company seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(m) Notes. At or prior to the Closing Date, the Company shall have delivered to the Lenders the Notes (in such denominations as each Lender may request).

(m)     Material Adverse Change. No material adverse change has occurred from the date of the Company’s March 31, 2014 Balance Sheet and Closing, as determined by the Lenders in their sole and absolute discretion.

7. Covenants. The Company and Cyclone hereby covenant with each Lender as follows, which covenants are for the benefit of each Lender and their respective permitted assignees.

(a) Compliance with Laws. The Company shall comply with all applicable laws, rules, regulations and orders, noncompliance with which would be reasonably likely to have a Material Adverse Effect.

(b) Keeping of Records and Books of Account. The Company shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions of the Company, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

(c) Other Agreements. The Company shall not enter into any agreement in which the terms of such agreement would restrict or impair the right or ability to perform of the Company under any Transaction Document.

(d)     Indemnification. The Company and Cyclone, jointly and severally, hereby agree to indemnify and hold the Lenders, and their shareholders, directors, officers, employees and agents, harmless from and against any and all claims, suits, actions, judgments, liability, losses, damages, fines, penalties, costs and expenses, including without limitation, reasonable attorneys’ fees and costs arising out of or relating to any event, condition, contract, obligation, act, omission, non-fulfillment, shareholder or lender action, breach, inaccuracy or non-fulfillment of any representation, warranty, covenant or agreement with respect to any of the terms of this Agreement, and any agreement between the Company and Cyclone. THIS INDEMNIFICATION PROVISION SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT BY VIRTUE OF THE CONVERSION OF THE NOTES OR OTHERWISE.

(e)     Use of Proceeds. The Company will use the proceeds from the closing of a $350,000 of Notes hereby in substantially the manner set forth on Schedule 7(e).

8. Miscellaneous.

(a) Fees and Expenses. Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses, incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

(b) Confidentiality; Non-Public Information. Lender acknowledges and agrees that that the existence of this Agreement and the information contained herein and in the other Transaction Documents is of a confidential nature and shall not, without the prior written consent of the Company, be disclosed by Lender to any person or entity, other than Lender’s personal financial and legal advisors for the sole purpose of evaluating an investment in the Company, and that it shall not, without the prior written consent of the Company, directly or indirectly, make any statements, public announcements or release to trade publications or the press with respect to the subject matter of this Agreement. Lender further acknowledges and agrees that the information contained herein and in the other documents relating to this transaction may be regarded as material non-public information under United States federal securities laws, and that United States federal securities laws prohibit any person who has received material non-public information relating to the Company from purchasing or selling securities of the Company, or from communicating such information to any person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities of the Company. Accordingly, until such time as any such non-public information has been adequately disseminated to the public, Lender shall not purchase or sell any securities of the Company, or communicate such information to any other person.

(c) Governing Law. This Agreement and all actions arising out of or in connection with this Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to the conflicts of law principles, which would result in the application of the substantive law of another jurisdiction. This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

(d) Consent to Jurisdiction; Venue.

The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in California, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that California is not the proper venue. The parties irrevocably consent to personal jurisdiction in the state and federal courts in San Francisco, California. The Company and each Lender consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 10(d) shall affect or limit any right to serve process in any other manner permitted by law. The Company and the Lenders hereby agree that the prevailing party in any suit, action or proceeding arising out of or relating to the Securities, this Agreement or the other Transaction Documents, shall be entitled to reimbursement for reasonable legal fees from the non-prevailing party. The parties hereby waive all rights to a trial by jury.

(e) Entire Agreement. This Agreement together with the exhibits attached hereto constitutes the full and entire understanding and agreement between the parties with regard to the subject matter hereof and thereof.

(f) Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be hand delivered or sent via e-mail, facsimile, overnight courier service or mailed by certified or registered mail, postage prepaid, return receipt requested, addressed or sent to the addresses listed on the signature page hereto or at such other addresses as the parties shall have furnished to each other in writing. Notices sent via hand delivery shall be effective when received, notice via e-mail shall be effective upon delivery by sender, notices sent via facsimile shall be effective upon written confirmation of transmission (if also sent by another form of notice permitted hereunder within 24 hours of sending the facsimile), notices sent by overnight courier shall be effective upon receipt, and notices mailed by certified or registered mail, postage prepaid return receipt requested, shall be effective five business days after deposit with the U.S. Postal Service.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns. After the Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement. The Lenders may assign the Securities and its rights under this Agreement and the other Transaction Documents and any other rights hereto and thereto without the consent of the Company.

(h) No Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

(i) Validity. If any provision of this Agreement or the Note shall be judicially determined to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(j) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall be deemed to constitute one instrument.

[Signatures on following pages]

IN WITNESS WHEREOF, the parties have caused this Note Purchase Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date and year first written above.

WHE GENERATION CORP:	CYCLONE POWER TECHNOLOGIES, INC.

By:	By:
Christopher Nelson	Name
Chief Executive Officer	Title
Date:	Date:

[Lender Signature Page to Note Purchase Agreement]

 AMOUNT INVESTED $

LENDER(S) (if individual)	LENDER (if entity / corporation / trust)

Signature	Name of Entity

Print Name	Signature of Authorized Party

Signature	Title

Print Name

Specify: Joint Tenants, Tenants in Common, JTWROS, etc., if applicable

Address:	Address:

Phone: Email:	Phone: Email:
SSN / Tax ID:	SSN / Tax ID:
Date:	Date:

1.

Schedule 3(d)

Capitalization Table as of June 27, 2014

Shareholder	Shares	%
Cyclone Power Technologies	4,210,400	74.37
Phoenix Power Group	424,600	7.50
Christopher Nelson*	250,000	4.42
Precision CNC	269,588	4.76
Harry Schoell	256,750	4.54
Richard Simmons	250,000	4.42

* Christopher Nelson has a warrant which will be converted to 1,200,000 shares of common stock upon Closing, payable by means of a $100,000, 12 month promissory note.

2.

Schedule 3(h)

Balance Sheet

WHE-GENERATION CORP.

fka CYCLONE-WHE LLC

BALANCE SHEETS- Proforma

MARCH 31 2014, DECEMBER 31, 2013 AND 2012

(unaudited)

	MARCH 31, 2014	DECEMBER 31, 2013	DECEMBER 31, 2012

ASSETS

CURRENT ASSETS
Cash	$5,080	$-	$-
Inventory	76,208	62,115	176,851

Total current assets	81,288	62,115	176,851

OTHER ASSETS
Patents, trademarks and copyrights	3,638	3,638	3,683
Accumulated amortization	(1,147)	(1,086)	(842)
Net patents, trademarks and copyrights	2,491	2,552	2,796
Other assets-Investment in Cyclone	210,000	210,000	-
Total other assets	212,491	212,552	2,796

Total Assets	$293,779	$274,667	$179,647

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES
Accounts payable and accrued expenses	$22,300	$32,884	$-
Due to (from) Cyclone Power Technologies	84,859	(5,982)	(154,306)
Deferred revenue and license deposits	300,000	300,000	440,000
Total current liabilities	407,159	326,902	285,694

Total Liabilities	407,159	326,902	285,694

Commitments and contingencies

STOCKHOLDERS' DEFICIT
Common stock, $.0001 par value, 100,000,000 shares authorized, 5,661,338, 5,661,338 and 5,135,000 shares issued and outstanding at March 31, 2014, December 31, 2013 and December 31, 2012, respectively.	566	566	514
Additional paid-in capital	759,441	759,441	59,493
Prepaid expenses with common stock	(263,959)	(333,959)	-
Accumulated deficit	(609,428)	(478,283)	(166,054)

Total Stockholders' Deficit	(113,380)	(52,235)	(106,047)

Total Liabilities and Stockholders' Deficit	$293,779	$274,667	$179,647

3.

Schedule 3(h)

(continued)

Liabilities and Balance Sheet Changes

As provided in the Separation Agreement to be executed between Cyclone and the Company, 3,000,000 shares of Cyclone common stock owned by the Company and listed in the Balance Sheet as “Other assets-Investment in Cyclone”, will be returned to Cyclone.

Since March 31, 2014, the Company has accumulated approximately $180,000 in trade payables in the normal course of business with respect to contracts with service providers, employees and vendors. Approximately $120,000 of this will be paid-off at or soon after Closing.

4.

Schedule 3(i)

Debt and Lienholders

Cyclone has a Senior Secured Debenture (the “Debenture”) with TCA Global Credit Master Fund L.P. (“TCA”), effective as of September 1, 2013 and maturing on September 1, 2014. The current amount due on the Debenture inclusive of interest is approximately $190,000. The assets of the Company are secured by a lien in the favor of TCA.

As a condition to closing of this Agreement and the funding provided under the Notes, Cyclone will pay-off in full the TCA debt and receive a lien and funding agreement termination with TCA in a form satisfactory to the Lenders. $75,000 of the funds received hereby will be used towards that pay-off.

Material Assets and Intellectual Property of Company

Inventory inclusive of WHE engine materials, components, etc. (approx. $76,000)

Trademarks: WHE, WHE Generation, Generation WHE

IP and testing equipment developed in connection with the Company’s agreement with Ohio State University’s Center for Automotive Research (OSU/CAR)

Amended and Restated License Agreement between the Company and Cyclone covering the following Patents:

US Patents

Waste Heat Engine (US Patent No. 7,992,386)

Heat Regenerative Engine (US Patent No. 7,080,512 B2)

Heat Regenerative Engine (Continuation) (US Patent No. 7,856,822 B2)

Steam Generator in a Heat Regenerative Engine (US Patent No. 7,407,382)

Engine Reversing and Timing Control Mechanism (US Patent No. 7,784,280 B2)

Centrifugal Condenser (US Patent No. 7,798,204 B2)

Valve Controlled Throttle Mechanism (US Patent No. 7,730,873 B2)

Pre-Heater Coil in a Heat Regenerative Engine (US Patent No 7,856,823 B2)

Spider Bearing (US Patent No. 7,900,454)

International Patents on WHE and Heat Regenerative Engine
European Union (10)	Australia	South Africa	Canada
Russia	China	Korea	Indonesia
Mexico	Japan	India	Brazil

5.

Schedule 3(q)

Material Contracts

Amended and Restated License Agreement between the Company and Cyclone

Separation Agreement between the Company and Cyclone

Voting Agreement between the Company, Cyclone and certain key shareholder

License Agreement with Phoenix Power Group with Purchase Order for Engines

Services Agreement with Ohio State University / CAR

Joint Operations Agreement with Precision CNC – manufacturer

An Employment Agreement with Christopher Nelson, CEO, will be signed at closing providing for an annual salary of $180,000, of which Mr. Nelson has agreed to defer a material portion during the first year. Mr. Nelson will also sign a Promissory Note for $100,000 in favor of the Company in connection with a Warrant to be exercised at closing into 1,200,000 shares of Company common stock.

6.

Schedule 7(e)

Use of Proceeds

Assuming full subscription of $350,000, funds will materially be used as follows:

$100,000 – Operations for WHE GEN 1 to 2 months

$120,000 – Payment of currant payables from contractors and vendors of WHE GEN

$75,000 – Paid from escrow directly to TCA f/b/o Cyclone in connection with debt pay-off

$20,000 – Legal fees / Escrow – Roeztell & Andress

$15,000 – Fairness Opinion – David Brooks & Assoc.

$20,000 – Closing Costs

7.

EXHIBIT A

Form of Convertible Promissory Note

THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER, SATISFACTORY TO THE COMPANY, THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

CONVERTIBLE PROMISSORY NOTE

__________, 2014

FOR VALUE RECEIVED, WHE Generation Corp., a Delaware corporation (the “Company”), promises to pay to the order of                             or its permitted assigns (each a “Holder”), the principal sum of ($                      ) with interest on the outstanding principal amount at the simple rate of 6% per annum (computed on the basis of actual calendar days elapsed and a year of 365 days). Interest shall commence with the date hereof and shall accrue on the outstanding principal until converted or paid in accordance with the provisions hereof.

1. This note (the “Note”) is issued pursuant to the terms of that certain Note Purchase Agreement dated as of July , 2014, by and among Company and the purchasers set forth in the Schedule of Purchasers attached thereto as Exhibit A, (the “Agreement”). This Note is one of a series of notes (the “Notes”) having like tenor and effect (except for variations necessary to express the name of the holders, the principal amount of each of the Notes and the date on which each Note is issued) issued or to be issued by the Company in accordance with the terms of the Agreement. This Note, collectively with all other Notes made by the Company, shall be senior and remain senior to all other indebtedness of the Borrower for money borrowed by the Borrower unless otherwise agreed by Holders representing a 75% of indebtedness then outstanding under all the Notes.

2. Unless sooner converted in accordance with Section 3, the entire unpaid balance of principal and all unpaid accrued interest shall become fully due and payable on June 30, 2015 (the “Maturity Date”). Prepayment of the principal and accrued interest under this Note shall be permitted at any time and from time to time, without penalty.

If any one or more of the following events (hereinafter called “Events of Default”) shall occur after the date hereof:

(a)     any payment required under this Note, including, without limitation, any payment of principal or interest, shall not be made promptly when due;

(b)     any payment required under any other indebtedness of the Borrower to the Holder for borrowed money, including, without limitation, any payment of principal or interest, shall not be made promptly when due;

8.

(c)     the Borrower shall (A) make an assignment, or establish a trust, for the benefit of creditors, (B) petition or apply for the appointment of a liquidator, receiver or the like, (C) commence, acquiesce in, or consent to any proceeding relating to it under any bankruptcy, insolvency or similar law, or (D) admit in writing its inability to pay its debts as they mature; or

(d)     an order for relief shall be entered in any bankruptcy proceeding relating to the Borrower or an order shall be entered (A) appointing a liquidator or receiver for the Borrower or a substantial part of any of its properties or (B) adjudicating it bankrupt or insolvent and such order is not lifted within thirty days;

then at the Holder’s option the entire unpaid principal balance hereof and all accrued and unpaid interest hereunder shall become immediately due and payable, without presentment, demand, protest or notice. Such acceleration of the maturity of amounts due under this Note shall not affect any other rights which the Holder may have at law, in equity or otherwise. All rights and remedies hereunder shall be cumulative and in addition to those provided by law, and may be exercised separately, concurrently, or , or successively.

3. Upon the closing by the Company of an equity or equity based financing or a series of equity financings following the date of this Note (a “Qualified Financing”) resulting in gross proceeds to the Company totaling at least $1,000,000 at a price of not less than $.27 per share (as adjusted for stock splits, recapitalizations, dividends and the like) (the “Qualified Financing Threshold Amount”), the outstanding principal amount of this Note shall automatically convert into that number of fully paid and non-assessable shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), equal to the outstanding principal amount, divided by $0.12 per share of Common Stock (“Conversion Shares”) and all accrued but unpaid interest shall be payable by the Company in cash. If the Qualified Financing has not occurred prior to the Maturity Date, the Note shall be fully due and payable. If the Qualified Financing in an aggregate amount of at least $1,500,000 does not occur by September 30, 2014 (which date may be delayed day-for-day if a Private Placement Memorandum for the Qualified Financing is not completed to the Holder’s reasonable satisfaction by June 30, 2014), then the share price into which this Note is convertible (the denominator) shall be increased to $.27 per share (as adjusted for stock splits, recapitalizations, dividends and the like). Any shares previously issued at the conversion price of $.12 per share may be held by the Company pending the receipt of the full $1,500,000. If $1,500,000 of funds related to the Qualified Financing are not received by the Company by September 30, 2014 (as may be delayed as described above), the Company may unilaterally cancel previously converted and issued stock certificates related to this Note and issue a new stock certificate at the higher price valuation ($.27/share), which shall then be immediately delivered to the Holder.

4. Upon conversion of this Note into the Conversion Shares, the Holder shall surrender this Note, duly endorsed, at the principal office of the Company. At its expense, the Company shall, as soon as practicable thereafter, issue and deliver to the Holder at such principal office a certificate or certificates for the Conversion Shares into which the Note is converted (bearing such legends as may be required or advisable in the opinion of counsel to the Company), together with a check payable to the Holder for any cash amounts payable as described in Section 5 below.

9.

5. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to the Holder upon the conversion of this Note, the Company shall pay to the Holder an amount in cash equal to the product obtained by multiplying the conversion price applied to effect such conversion by the fraction of a share not issued pursuant to the previous sentence. Upon conversion of this Note in full and the payment of the amounts specified in this Note, the Company shall be released from all its obligations and liabilities under this Note.

6. The terms of this Note shall be construed in accordance with and governed by the laws of the State of California, as applied to contracts entered into by residents within the State of California, which contracts are to be performed entirely within the State of California.

7. Any term of this Note and all Notes issued pursuant to the Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of Company and the Holders of Notes representing at least a 75% of the aggregate amount of indebtedness incurred by the Company under all outstanding Notes issued pursuant to the Agreement. Any amendment or waiver affected in accordance with this Section 7 shall be binding upon the Company, the Holder and the holders of all Notes issued pursuant to the Agreement.

8. If any provision of this Note, or the application of such provision to any person or circumstance, is held invalid or unenforceable, the remainder of this Note, or the application of such provisions to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby.

9. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Note shall be made in accordance with Section 8(f) of the Agreement.

10. In case any Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of any mutilated Note, or in lieu of any Note lost, stolen or destroyed, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Note.

11. Notwithstanding any other provision to the contrary herein, in no event shall the interest attributable to this Note exceed the maximum rate of interest then permitted under applicable law.

12. The Company hereby waives presentment, demand, protest, and notice of every kind; and the Borrower assents to any extension or postponement of time and any other indulgence, to the substitution, release, or addition of any collateral which at any time may be security for payment of this Note, and to the substitution, release, or addition of any party which may, from time to time, be primarily or secondarily obligated for the payment of the Note.

10.

13.     Delay or omission by the Holder to exercise any right to power or failure by the Holder to insist upon the strict performance of any of the covenants and agreements herein set forth or to exercise any rights or remedies hereunder shall not impair any such right or power or be considered or taken as a waiver or relinquishment for the future of the right to insist upon and to enforce strict compliance by the Borrower with all of the covenants and agreements herein. Delay, omission or waiver on any one occasion shall not be deemed a bar to or waiver of the same or any other right on any future occasion.

14.     The Company shall pay on demand all costs, including, without limitation, court costs and reasonable attorneys’ fees, paid or incurred by the Holder in enforcing or collecting the Note.

This Note is executed as of the day first above written.

WHE GENERATION CORP.

By:
Christopher Nelson, Chief Executive Officer

11.

EXHIBIT C

Accredited Investor Questionnaire

The Lender represents and warrants that he/she/it is an “accredited investor”, as defined in Rule 501(a) under the Securities Act, by virtue of satisfying one or more of the categories indicated below (please circle and initial each applicable category):

Category 1.	A bank, as defined in section 3(a)(2) of the Securities Act.

A savings and loan association or other institution, as defined in section 3(a)(5)(A) of the Securities Act, whether acting in its individual or fiduciary capacity.

A broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934.

An insurance company as defined in section 2(a)(13) of the Securities Act.

An investment company registered under the Investment Corporation Act of 1940 or a business development company as defined in section 2(a)(48) of that Act.

A Small Business Investment Corporation licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958.

A plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000.

An employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors.

Category 2.	Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940.

Category 3.

An organization described in Section 501(c)(3) of the Internal Revenue Code, a corporation, or similar business trust, or a partnership, not formed for the specific purpose of acquiring the Shares, with total assets in excess of $5,000,000.

Category 4.	A director or executive officer of the Corporation.

Category 5.

A natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of this purchase exceeds $1,000,000, excluding the value of the person’s primary residence, if any.

Category 6.

A natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year.

Category 7.

A trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the Shares, whose purchase is directed by a sophisticated person as described in Rule 506(b)(2)(ii) of Regulation D under the U.S. Securities Act.

Category 8.	An entity in which each of the equity owners is an accredited investor.

12.

[ESCROW CONSENT LETTER]

Roetzel & Andress LPA

350 East Las Olas Blvd, Suite 1150

Ft. Lauderdale, FL 33301

Attn: Joel Mayersohn, Esq.

Dear Mr. Mayersohn:

I, ________________________________________________, have subscribed for Convertible Promissory Notes issued by WHE Generation Corp. (the “Company”) in the principal amount of $__________________ (the “Subscription Amount”). I have provided the Subscription Amount to you by means of wire transfer or check, to be held in escrow subject to your Escrow Agreement with the Company.

As of the date set forth below my signature, I agree that all conditions to closing set forth in the Note Purchase Agreement between the Company and me have been fulfilled by the Company or waived by me. Therefore, I consent to your release of Escrow Funds to the Company per the Escrow Agreement.

Signed:

 _____________________________

Name:

Address:

Date:

13.

WIRE TRANSFER INSTRUCTIONS

ROETZEL & ANDRESS A LEGAL PROFESSIONAL ASSOCIATION

350 EAST LAS OLAS BLVD, SUITE 1150

FT. LAUDERDALE, FL 33301

ATTN: JOEL MAYERSOHN, ESQ.

BANK UNITED

MIAMI LAKES, FLORIDA

ABA (ROUTING) # 2670 9059 4

BANK CONTACT: KIM KAPISH # (954) 712-2904

FOR CREDIT TO

ROETZEL & ANDRESS “GENERAL IOTA TRUST ACCOUNT”

ACCOUNT # 034 901 3039

REFERENCE NOTE: ATTN: JOEL MAYERSOHN

ROETZEL & ANDRESS CONTACT: JENNIE BONADONNA # (239) 649-6200

14.

EXHIBIT 1.2

STOCK TRANSFER AND SALE AGREEMENT

This Stock Transfer and Sale Agreement (“Agreement”) is made and entered into this ___th day of _______________, 2014, by and between Cyclone Power Technologies, Inc., a Florida Corporation, having its offices located at 601 NE 26th Court, Pompano Beach, Florida 33064 ("Seller") and ___________________________("Purchaser");

WHEREAS, the Seller is the record owner and holder ___________ Thousand (_________,000) issued and outstanding shares (the “Shares”) of the capital stock of WHE Generation Corp., a Delaware corporation ("Company"); and

WHEREAS, Seller previously acquired the Shares pursuant to an agreement between Seller and the Company; and

WHEREAS, the Purchaser desires to purchase ____________ (__________,000) Shares from Seller and the Seller desires to sell said Shares, upon the terms and subject to the conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement, and in order to consummate the purchase and the sale of the Company's Shares aforementioned, it is hereby agreed as follows:

1. PURCHASE AND SALE: Subject to the terms and conditions hereinafter set forth, the Seller shall sell, convey, transfer, and deliver to the Purchaser certificates representing such Shares, and the Purchaser shall purchase from the Seller the Company's Shares in consideration of the purchase price set forth in this Agreement. The Shares may not be sold or transferred in amounts less than Fifty Thousand (50,000) shares (not subject to adjustment for stock splits, recapitalizations and the like) until the Company is publicly reporting company under the Securities and Exchange Act of 1934, as amended. The certificates representing the Company's Shares shall be duly endorsed for transfer or accompanied by appropriate stock transfer powers duly executed in blank, in either case with signatures guaranteed in the customary fashion, and shall have all the necessary documentary transfer tax stamps affixed thereto at the expense of the Seller. The closing of the transactions contemplated by this Agreement ("Closing"), shall on the date first written above. The Company shall be notified within seven (7) days of any transfer or sale.

2. AMOUNT AND PAYMENT OF PURCHASE PRICE. The total consideration and for the Shares shall be of ______________ Thousand Dollars ($__________.00), which the parties acknowledge has already been delivered by Purchasers to Seller.

3. ASSUMPTION OF SELLER’S REPRESENTATIONS AND COVENANTS. Purchaser makes the following representations and covenants to the Seller and Company, a designated third-party beneficiary of this Agreement:

(a)     Purchaser is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act, and Purchaser has executed the Certificate of Accredited Investor Status, attached hereto as Exhibit A.

15.

(b)     Purchaser shall not assign, encumber or dispose of any interest in such Shares except in compliance with the applicable state and federal securities laws. All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied.

(c)     Purchaser is aware of the Company’s business affairs and financial condition and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Purchaser is aware that any investment in the Shares is highly speculative and involves a high degree of risk. Purchaser is aware that the Company is development stage company, and that the Shares may have no resale value. There can be no assurance that the Company will be profitable.   Purchaser is purchasing the Shares for investment for his or her own account only and not with a view to, or for resale in connection with, any “distribution” thereof within the meaning of the Securities Act.

(d)     PURCHASER HAS NOT RELIED ON ANY INFORMATION, VERBAL OR WRITTEN, PROVIDED BY THE COMPANY, OR THE COMPANY’S PLACEMENT AGENT, REGARGING THE COMPANY, OTHER THAN AS DIRECTLY AND EXPRESSLY PROVIDED BY THE COMPANY IN WRITING TO THE PURCHASER, IN MAKING AN INVESTMENT DECISION TO PURCHASE THE SHARES, AND NO BROKER WILL RECEIVE ANY COMMISSION IN CONNECTION WITH THE SALE AND TRANSFER.

(e)     Purchaser understands that the Shares have not been registered under the Securities Act by reason of a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

(f)     Purchaser understands that the Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, Purchaser must hold the Shares indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Purchaser acknowledges that the Company has no obligation to register or qualify the Shares for resale. Purchaser further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares, and requirements relating to the Company which are outside of the Purchaser’s control, and which the Company is under no obligation and may not be able to satisfy.

(g)     Purchaser understands that Purchaser may suffer adverse tax consequences as a result of Purchaser’s purchase or disposition of the Shares. Purchaser represents that Purchaser has consulted any tax consultants Purchaser deems advisable in connection with the purchase or disposition of the Shares and that Purchaser is not relying on the Company or Seller or Company’s attorney for any tax advice.

(h)     Purchaser agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any.

16.

4. JOINT REPRESENTATIONS AND WARRANTIES OF SELLER AND PURCHASER. Seller and Purchaser hereby represent and warrant that there has been no act or omission by Seller, Purchaser or the Company which would give rise to any valid claim against any of the parties hereto for a brokerage commission, finder's fee, or other like payment in connection with the transactions contemplated hereby.

5. GENERAL PROVISIONS

(a)     Entire Agreement. This Agreement constitutes the entire Agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

(b)     Sections and Other Headings. The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning oral interpretation of this Agreement.

(c)     Legends. The certificate or certificates representing the Shares shall bear the following legends (as well as any legends required by applicable state and federal corporate and securities laws):

(i)

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF. NO SUCH SALE OR DISTRIBUTION MAY BE EFFECTED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL IN A FORM SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

(ii)

THE SHARES REPRESENTED BY THIS CERTIFICATE MAY BE TRANSFERRED ONLY IN ACCORDANCE WITH THE TERMS OF AN AGREEMENT BETWEEN THE COMPANY AND THE STOCKHOLDER, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY.

(iii)	Any legend required to be placed thereon by any appropriate securities commissioner.

(d)     Stop-Transfer Notices. Purchaser agrees that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate “stop transfer” instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

(e)     Refusal to Transfer. The Company shall not be required  to transfer on its books (i) any Shares that have been sold or otherwise transferred in violation of any of the provisions of this Agreement, including but not limited to the transfer of the Shares in amounts of less than 50,000 shares of Common Stock as described in Section 1 hereof, or (ii) as long as the Shares are restricted under the Securities Act, to transfer the Shares to any person or entity that is not an “accredited investor,” as defined in section 3(a) hereof, and has executed the Certificate of Accredited Investor Status, attached hereto as Exhibit A, or (iii) the Purchasers has not complied with the restrictive legend provisions of this Agreement under Section 5(d) hereof. In such event of a refusal of transfer by the Company, any purchaser or transferee of the Shares in violation of this Agreement will not be treated owner of such Shares by the Company or be accorded the right to vote or pay dividends to any purchaser or other transferee to whom such Shares shall have been so transferred.

17.

(f)     Successors and Assigns. The rights and benefits of this Agreement shall inure to the benefit of, and be enforceable by the Company’s successors and assigns. The rights and obligations of Purchaser under this Agreement may only be assigned with the prior written consent of the Company.

(g)     Restrictions Binding on Transferees. All transferees of Shares or any interest therein will receive and hold such Shares or interest subject to the provisions of this Agreement. Any sale or transfer of the Shares shall be void unless the provisions of this Agreement are satisfied and subsequent Purchasers or assignees expressly affirm this Agreement pursuant to a written agreement acceptable to the Company.

(h)     Third party Beneficiary. The Company (and its officers, directors, shareholder, affiliates and placement agents) is a designated third-party beneficiary of this Agreement and is accorded the rights to enforce this Agreement.

(i)     Governing Law and Venue. This Agreement, and all transactions contemplated hereby, shall be governed by, construed and enforced in accordance with the laws of the State of Delaware. The parties herein waive trial by jury and agree to submit to the personal jurisdiction and venue of a court of subject matter jurisdiction located in. In the event that litigation results from or arises out of this Agreement or the performance thereof, the parties agree to reimburse the prevailing party's reasonable attorney's fees, court costs, and all other expenses, whether or not taxable by the court as costs, in addition to any other relief to which the prevailing party may be entitled. Each of the Parties irrevocably submits to the jurisdiction of the federal and state courts located in Broward County, Florida for the purposes of any suit, action or other proceeding to compel arbitration, for the enforcement of any arbitration award or for specific performance or other equitable relief. Each of the parties further agrees that service of process, summons or other document by U.S. registered mail to such parties address as provided in the signature section hereto and shall be effective service of process for any action, suit or other proceeding with respect to any matters for which it has submitted to jurisdiction pursuant to this Section 5(i). Each of the parties irrevocably waives any objection to venue in the federal and state courts located in Broward County, Florida of any action, suit or proceeding arising out of this Agreement, or the transactions contemplated hereby or thereby for which it has submitted to jurisdiction pursuant to this Section 5(i)., and waives any claim that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

18.

IN WITNESS WHEREOF, this Agreement has been executed by each of the individual parties hereto on the date first above written.

SELLER	PURCHASER

By:	By:

19.

EXHIBIT A

CERTIFICATE OF ACCREDITED INVESTOR STATUS

Except as may be indicated by the undersigned below, the undersigned is an “accredited investor,” as that term is defined in Regulation D under the Securities Act of 1933, as amended (the “Securities Act”). The undersigned has initialed the box below indicating the basis on which he is representing his status as an “accredited investor”:

____     a bank as defined in Section 3(a)(2) of the Securities Act, or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act whether acting in its individual or fiduciary capacity; a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”); an insurance company as defined in Section 2(13) of the Securities Act; an investment company registered under the Investment Company Act of 1940 or a business development company as defined in Section 2(a)(48) of that Act; a small business investment company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, and such plan has total assets in excess of $5,000,000; an employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974, if the investment decision is made by a plan fiduciary, as defined in Section 3(21) of such Act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are “accredited investors”;

____     a private business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

____     an organization described in Section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

____     a natural person whose individual net worth, or joint net worth with the undersigned’s spouse, at the time of this purchase exceeds $1,000,000 (not including Purchaser’s primary residence);

____     a natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with the undersigned’s spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

____     a trust with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a person who has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment;

____     an entity in which all of the equity holders are “accredited investors” by virtue of their meeting one or more of the above standards; or

____     an individual who is a director or executive officer of WHE Generation Corp..

20.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Accredited Investor Status effective as of ________________.

Name of Purchaser

Name:

21.

EXHIBIT 2.1

WHE GENERATION CORP

VOTING AGREEMENT

This Voting Agreement (the “Agreement”) is made and entered into as of this ____ day of July, 2014, by and among Cyclone Power Technologies, Inc., a Florida corporation (“Cyclone”), Cyclone’s majority-owned subsidiary WHE Generation Corp. (the “Company”), those certain holders of the Company’s Common Stock listed on the signature page hereto (the “Key Holders” of which Cyclone is one such Key Holder), and the persons and entities listed as Investors on the signature page hereto (the “Investors”).

WITNESSETH

WHEREAS, the Key Holders are the beneficial owners of an aggregate of 4,717,150 shares of the common stock of the Company (the “Common Stock”) out of a total of 5,661,338 shares of Common Stock issued and outstanding as of the date hereof, representing 83.3% of the total;

WHEREAS, the Investors leading a group of investors who are purchasing Convertible Promissory Notes (the “Notes”) convertible into an aggregate of 2,500,000 shares of the Company’s Common Stock (the “Common Stock”), pursuant to several Note Purchase Agreements (the “Purchase Agreements”) of even date herewith (the “Financing”); and

WHEREAS, the obligations in the Purchase Agreements are conditioned upon the execution and delivery of this Agreement; and

WHEREAS, in connection with the consummation of the Financing, the Key Holders and the Investors have agreed to provide for the future voting of their shares of the Company’s capital stock as set forth below.

NOW,THEREFORE, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	VOTING.

1.1     Key Holder Shares; Investor Shares.

(a)     The Key Holders each agree to hold all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Key Holders after the date hereof (hereinafter collectively referred to as the “Key Holder Shares”) subject to, and to vote the Key Holder Shares in accordance with, the provisions of this Agreement.

(b)     The Investors each agree to hold all shares of voting capital stock of the Company (including but not limited to all shares of Common Stock issued or issuable upon conversion of the Note) registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Investors after the date hereof (hereinafter collectively referred to as the “Investor Shares”) subject to, and to vote the Investor Shares in accordance with, the provisions of this Agreement.

22.

1.2     Election of Directors. On all matters relating to the election and removal of directors of the Company, the Key Holders and the Investors agree to vote all Key Holder Shares and Investor Shares held by them (or the holders thereof shall consent pursuant to an action by written consent of the holders of capital stock of the Company) so as to elect members of the board of directors of the Company (the “Board”) as follows:

(a)     Upon the execution hereof an then at each subsequent election of directors in which the holders of Common Stock are entitled to elect directors of the Company, the Key Holders shall vote all of their respective Key Holder Shares so as to elect (i) the person serving as Chief Executive Officer of the Company, which individual shall initially be Christopher Nelson, (ii) Joel Mayersohn or another independent individual nominated by the Chief Executive Officer and reasonably approved by the Investors and Cyclone, and (iii) one (1) individual designated by the Investors.

(b)     Any vote taken to remove any director elected pursuant to this Section 1.2, or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 1.2, shall also be subject to the provisions of this Section 1.2. In the event that the person serving as the director to be elected as set forth in this Section 1.2(a) ceases to serve as the Chief Executive Officer of the Company, each Key Holder agrees to vote its Key Holder Shares for the removal of such director at the request of a majority of the members of the Board excluding the director to be removed.

1.3     No Liability for Election of Recommended Director. None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

1.4     Successors. The provisions of this Agreement shall be binding upon the successors in interest to any of the Key Holder Shares or Investor Shares. The Company shall not permit the transfer of any of the Key Holder Shares or Investor Shares on its books or issue a new certificate representing any of the Key Holder Shares or Investor Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Key Holder or Investor, as applicable. The successor restrictions of this Section 1.4 shall not apply in the instance that Cyclone distributes its Company Common Stock to its shareholders in “spin-off” or similar transaction.

1.5     Other Rights. Except as provided by this Agreement or any other agreement entered into in connection with the Financing, each Key Holder and Investor shall exercise the full rights of a holder of capital stock of the Company with respect to the Key Holder Shares and the Investor Shares, respectively.

23.

2.     TERMINATION.

2.1     This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:

(a)     the date of closing of a round of financing for the Company (the “Funding Closing”), as led by the Investors, of at least $1,500,000 (the “Series A Round”);

(b)     September 30, 2014, if the Funding Closing has not previously be completed; and

(c)     the date as of which the parties hereto terminate this Agreement by written consent.

2.2     Notwithstanding anything in Section 2.1 to the contrary, if this Agreement is terminated, the obligations of Cyclone and the Company is Section 3 shall survive such termination.

3.     INDEMNITY.

(a)     The Company and Cyclone shall indemnify and hold harmless the persons nominated and appointed to the Board of Directors of the Company from and against any and all claims, damages, expenses (including attorneys' fees) and amounts paid in settlement, litigation, arbitration or otherwise (a “Claim”) actually and reasonably incurred by each of them in connection with the investigation, defense, settlement or appeal of any threatened, pending or completed Claim to which the Director was or is a party or is threatened to be made a party by reason of the fact that the Director is or was an officer, director, employee or agent of the Company or Cyclone, or is or was serving at the request of the Company or Cyclone, as an officer, director, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, or by reason of anything done or not done by the Director in such capacity or capacities, provided that the Director acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company. Cyclone’s responsibility under this indemnity provision shall apply to Claims relating to acts that occurred on or prior to the Funding Closing Date.

4.     MISCELLANEOUS.

4.1     Ownership. Each Key Holder represents and warrants to the Investors and the Company that (a) such Key Holder now owns their respective Key Holder Shares, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement, and (b) such Key Holder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Key Holder enforceable in accordance with its terms.

4.2     Further Action. If and whenever any Key Holder Shares are sold, the Key Holders or the personal representative of the Key Holders shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of the Key Holder Shares to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with this Agreement.

24.

4.3     Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

4.4     Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, and shall be binding upon the parties hereto in the United States and worldwide. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any federal or state court within Broward County, State of Florida in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein or any other matter relating to the equity interests of the Investors in the Company (whether based on breach of contract, tort, breach of duty or any other theory), agrees that process may be served upon it in any manner authorized by the laws of the State of Florida for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to jurisdiction, venue and such process. Each party agrees not to commence any legal proceedings based upon or arising out of this Agreement or the matters contemplated herein or any other matter relating to the equity interests of the Investors in the Company (whether based on breach of contract, tort, breach of duty or any other theory) except in such courts.

4.5     Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

4.6     Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.

4.7     Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Key Holder Shares or Investor Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Key Holder Shares or Investor Shares, as the case may be, for purposes of this Agreement.

4.8     Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument.

25.

4.9     Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.

4.10     Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement by law, or otherwise afforded to any party, shall be cumulative and not alternative.

4.11     Costs and Attorney’s Fees. In the event that any action, suit or other proceeding is instituted based upon or arising out of this Agreement or the matters contemplated herein or any other matter relating to the equity interests of the Investors in the Company (whether based on breach of contract, tort, breach of duty or any other theory), the prevailing party shall recover all of such party's costs (including, but not limited to expert witness costs) and reasonable attorneys' fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

4.12     Notices. All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All communications shall be sent to the address appearing on the books of the Company or at such other address or electronic mail address as such party may designate by 10 days advance written notice to the other parties hereto.

4.13     Entire Agreement. This Agreement and the Exhibits hereto, along with the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.

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26.

IN WITNESS WHEREOF, the parties hereto have executed this VOTING AGREEMENT as of the date first above written.

CYCLONE POWER TECHNOLOGIES, INC.	INVESTORS:

In corporate capacity and as a Key Holder

By:

Frankie Fruge, COO and Director

KEY HOLDERS:

Christopher Nelson

Harry Schoell

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